Exhibit 10.15

ASSET PURCHASE AGREEMENT

by and between

CAPITAL CITY ENTERTAINMENT, INC., as “Seller”

and

JACOBS PINON PLAZA ENTERTAINMENT, INC., as “Purchaser”

Dated as of November 2, 2005

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ARTICLE VII
REPRESENTATIONS AND WARRANTIES

Section 7.1	Representations and Warranties of Seller and Trust
Section 7.2	Representations and Warranties of Purchaser
Section 7.3	Continued Validity

ARTICLE VIII
COVENANTS

Section 8.1	Operation of the Business
Section 8.2	Non-Solicitation
Section 8.3	Access to Properties and Records
Section 8.4	Notice of Inaccuracy
Section 8.5	ERISA
Section 8.6	Labor Agreement Commitments; Employees
Section 8.7	Governmental Permits and Approvals
Section 8.8	Consents and Approvals for Assumed Contracts
Section 8.9	Observers
Section 8.10	Certificates of Inspection
Section 8.11	Notices of Governmental Action
Section 8.12	Nevada Gaming Authorities
Section 8.13	Consummation of Agreement
Section 8.14	Continued Efforts for Consents to Assumed Contracts
Section 8.15	Substitution
Section 8.16	Access to Employee Records
Section 8.17	Telephone and Fax Numbers
Section 8.18	Press Releases
Section 8.19	Confirmation of Certain Personal Property
Section 8.20	Liabilities Paid at Closing
Section 8.21	Casualty Loss and Condemnation

ARTICLE IX
CONDITIONS PRECEDENT TO THE OBLIGATIONS OF PURCHASER

Section 9.1	Licenses
Section 9.2	Approval to Transfer Gaming Devices
Section 9.3	Absence of Material Change
Section 9.4	Representations and Warranties
Section 9.5	Covenants
Section 9.6	Absence of Litigation
Section 9.7	No Change in Law
Section 9.8	Required Consents
Section 9.9	Best Western Franchise
Section 9.10	Seller’s Closing Deliverables

ARTICLE X
CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLER

Section 10.1	Licenses
Section 10.2	Approval to Transfer Gaming Devices
Section 10.3	Representations and Warranties
Section 10.4	Covenants
Section 10.5	Absence of Litigation
Section 10.6	No Change in Law
Section 10.7	Required Consents
Section 10.8	Purchaser’s Closing Deliverables

ARTICLE XI
TERMINATION

Section 11.1	Termination by Mutual Consent
Section 11.2	Termination by Seller
Section 11.3	Termination by Purchaser
Section 11.4	Effect of Termination

ARTICLE XII
NO PROVISION

ARTICLE XIII
GENERAL INDEMNIFICATION

Section 13.1	Agreement of Seller and Trust to Indemnify Purchaser
Section 13.2	Agreement of Purchaser to Indemnify Seller
Section 13.3	Effect of Closing Over Known Unsatisfied Conditions or Breached Representations, Warranties or Covenants
Section 13.4	Mitigation
Section 13.5	Limitations on Indemnification
Section 13.6	Exclusive Remedy

ARTICLE XIV
PROCEDURES AND INDEMNIFICATION

Section 14.1	Procedures for Indemnification
Section 14.2	Defense of a Third Party Claim
Section 14.3	Settlement of Third Party Claims

ARTICLE XV
LIMITATION OF LIABILITY

ARTICLE XVI
DISPUTE RESOLUTION

Section 16.1	Negotiation
Section 16.2	Mediation
Section 16.3	Arbitration

ARTICLE XVII
MISCELLANEOUS PROVISIONS

Section 17.1	Notices
Section 17.2	Construction and Governing Law
Section 17.3	Counterparts
Section 17.4	Integrated Agreement
Section 17.5	No Oral Modification
Section 17.6	Successors and Assigns; No Third Party Beneficiaries
Section 17.7	Assignment
Section 17.8	Partial Invalidity
Section 17.9	No Presumption Against the Draftsman
Section 17.10	Expenses
Section 17.11	Guarantee
Section 17.12	Further Assurances
Section 17.13	Confidentiality

DISCLOSURE SCHEDULES

EXHIBITS

EXHIBIT A	The Leased Land
EXHIBIT B	Form of Lease Cancellation Agreement
EXHIBIT C	Form of Purchaser’s Lease Agreement
EXHIBIT D	Form of Bill of Sale
EXHIBIT E	Form of Trade Name and Trademark Assignment Agreement
EXHIBIT F	Assignment of Equipment Leases and Contracts
EXHIBIT G	Purchaser Assumed Liabilities
EXHIBIT H	Purchaser Assignment and Assumption Agreement
EXHIBIT I	Working Balance Sheet
EXHIBIT J	Allocation of Purchase Price Among the Assets
EXHIBIT K	Form of Confidentiality and Non-Competition Agreement—Capital City Entertainment, Inc.
EXHIBIT L	Form of Confidentiality and Non-Competition Agreement—Clark G. Russell
EXHIBIT M	Escrow Agreement

APPENDIX

APPENDIX A	Glossary of Defined Terms

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ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (herein referred to as this “Agreement”) is dated as of November 2, 2005 and is by and between CAPITAL CITY ENTERTAINMENT, INC., a Nevada corporation (herein referred to as “Seller”), the CLARK AND JEAN RUSSELL FAMILY TRUST, CLARK G. RUSSELL and JEAN M. RUSSELL, Co-Trustees (herein referred to as “Trust”), and JACOBS PINON PLAZA ENTERTAINMENT, INC., a Nevada corporation (herein referred to as “Purchaser”). Seller, Trust and Purchaser are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS:

Seller and Trust desire to enter into the Lease Cancellation Agreement in the form attached hereto as Exhibit B in order to cancel that certain Amended Lease Agreement dated March 31, 2005 between themselves covering the Leased Land (“the Leased Land”).

Trust desires to lease and grant an option to Purchaser to buy that certain land described on Exhibit A (the “Leased Land”);

Seller also desires to sell and transfer to Purchaser, and Purchaser desires to purchase from Seller, substantially all of the assets, buildings, physical plant, equipment and personal property of Seller associated with and used in the operation of the Best Western Pinon Plaza Resort (“Resort”); and

Seller desires to delegate to Purchaser, and Purchaser desires to assume from Seller, certain liabilities associated with the Resort.

NOW, THEREFORE, for and in consideration of the mutual covenants and agreements contained in this Agreement and each act done pursuant hereto, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound hereby, represent, warrant, covenant and agree as follows:

ARTICLE I

DEFINITIONS; CONSTRUCTION AND INTERPRETATION

Section 1.1                                      Definitions. The capitalized words, terms and phrases used in this Agreement, including in the preamble and the recitals hereto, shall have the meanings ascribed to such words, terms and phrases in the “Glossary of Defined Terms” attached to this Agreement as APPENDIX A.

Section 1.2                                      Construction and Interpretation. Unless the context of this Agreement requires otherwise: (a) words of any gender include each other gender; (b) words using the singular or plural number also include the plural or singular number, respectively; (c) the words “hereof,” “herein,” “hereby,” “hereto” and similar words refer to this entire Agreement and not to any particular Article, Section, Clause, Exhibit, Schedule or Appendix or any other subdivision of this Agreement; (d) references to “Article,” “Section,” “Clause,” “Exhibit” “Schedule” or “Appendix” are to the Articles, Sections, Clauses, Exhibits, Schedules and Appendices respectively of this Agreement; (e) the words “include” or “including” shall be deemed to be followed by the phrases “without limitation” or “but not limited to” whether or not such words are followed by such phrases or phrases of like import; (f) references to “this Agreement” or any other agreement or document shall be construed as a reference to such agreement or document as amended, modified or supplemented and in effect from time to time and shall include a reference to any document which amends, modifies or supplements it; (g) the word “knowledge” means such party’s actual knowledge after due and diligent inquiry of officers, directors, shareholders, and employees of such party and its subsidiaries reasonably believed to have knowledge of such matters; and (h) titles for captions of Sections contained in this Agreement are inserted only as a matter of convenience and for reference, and in no way define, limit, extend, describe or otherwise affect the scope or meaning of this Agreement or the intent of any provision hereof. Each of the Schedules, Exhibits and Appendices referred to in this Agreement is expressly made a part hereof. In addition, the disclosures in the Schedules, and those in any supplement thereto, relate only to the representations and warranties in the Section of this Agreement to which they expressly relate and not to any other representation or warranty in this Agreement. In the event of any inconsistency between the statements in the body of this Agreement and those in the Schedules, Exhibits or Appendices (other than an exception expressly set forth as such in the applicable Schedule with respect to a specifically identified representation or warranty in a specific Section of this Agreement), the statements in the body of this Agreement will control. Whenever this Agreement refers to actions to be taken by any Person, or which any Person is prohibited from taking, such provision shall be applicable whether such action is taken (or not taken) directly or indirectly by such Person, including actions taken by or on behalf of any Affiliate of such Person. Whenever any provision of this Agreement refers to any Person’s right to consent to or be satisfied with any action, such consent or satisfaction shall be in the Person’s commercially reasonable discretion, unless the provision granting such Person the right to consent or be satisfied limits the Person’s consent or satisfaction right in some other manner. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP as used in the United States.

ARTICLE II

SALE, LEASE AND OPTION OF THE ASSETS

Section 2.1                                      Sale, Lease and Option of the Assets. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing on the Closing Date, Seller and Trust shall sell, lease, option, assign, transfer, convey and deliver to Purchaser, and Purchaser shall purchase, lease and option from Seller, all of Seller’s right, title, interest and benefit in and to all assets owned by Seller constituting, or used primarily in connection with, the Resort (the

“Assets”), except the assets specifically identified in Section 2.2 (the “Excluded Assets”). The Assets shall be transferred by Seller to Purchaser free and clear of all liens and encumbrances, mortgages and security interests. The Assets shall include, but shall not be limited to, the following:

(a)                                 the lease and option to purchase the Leased Land all as more fully described in the form of the Purchaser’s Lease Agreement attached hereto as Exhibit C;

(b)                                all buildings, improvements, structures, appurtenances, physical plant, equipment, construction in progress, and all other tangible assets of whatever kind and nature related thereto (“Real Property,” which does not include the underlying fee ground);

(c)                                 all of Seller’s rights and interests arising under or in connection with any Contracts to which Seller is a party and which relate primarily to the Business (the “Assumed Contracts”), including any prepayments made by Seller under such Contracts;

(d)                                all of Seller’s right, title and interest in and to all furniture, furnishings, fixtures, gaming devices, equipment, keys, pass keys, phone numbers, fax numbers, e-mail addresses, website and domain names, appliances, tools, motor vehicles, supplies, signs and signage, public relations pamphlets and related supplies, Inventory, and all other tangible personal property used in the ownership, operation and maintenance of the Resort (the “Business”) conducted by Seller on or with respect to the Resort (collectively, the “Personal Property”), including, without limitation, the property held as of the Closing and listed on the Second Personal Property Inventory, subject to the rights of lessors under any of the Assumed Contracts;

(e)                                 the name “Best Western Pinon Plaza Resort” and any variation thereof and all right, title and interest in and to any and all copyrights, trademarks, trade names, service marks, patents, trade secrets, displays, symbols, color arrangements, business methods, designs and logos with respect thereto and/or relating to and/or used by Seller in the ownership, use and/or operation of the Business and/or the Assets, and other names, words or devices and related applications and registrations, and all goodwill associated therewith, (collectively, the “Intellectual Property Rights”);

(f)                                   all plans and specifications, historical reservation data, advance reservations, bookings, credit files (including specifically casino credit files), and other similar files and reports in the possession of Seller, including, but not limited to, computer records and all other books and records of Seller used exclusively in the operation of the Business by Seller, including, but not limited to, all financial statements, customer lists, customer and slot tracking systems information, credit records and files (including casino files) and all other accounting records (in whatever form they may exist, including computer disk or tape), excluding Carson Station and Station Grille;

(g)                                all cash in the vault, cages, slot machines, tables, cash in the retail, restaurants, bars, bowling center, and other non-gaming areas of the Resort and bankrolls including cash which shall aggregate the minimum amount of slot fills (loads) equal to $300.00 for all dollar and $100.00 for all quarter machines and $50.00 for all other machines;

(h)                                all manufacturers’ or other assignable warranties applicable to any other items included in the Assets (the “Warranties”);

(i)                                    all computer hardware used by Seller in the operation of the Business or the Assets and computer software owned or licensed by Seller and used in connection with the Business or the Assets, to the extent transferable without fees, including, without limitation, if possessed by Seller, all source codes and data, whether on tape, disc or other computerized format, and all related user manuals, computer records, service codes, programs, stored materials and databases, including, without limitation, all access codes and instructions needed to obtain access to and to utilize the information contained on such computer records (the “Computer Software”), except that to the extent the software provider will allow the right to retain accounting software and gaming tracking system for use by Carson Station and Station Grille;

(j)                                    to the extent permitted by Law, all transferable licenses (including liquor licenses), permits, approvals and other authorizations, including the Best Western franchise agreement (the “Transferred Permits”);

(k)                                 the accounts receivable, deposits, prepaid expenses, returned checks and other assets of the type historically accounted for in the categories listed on Exhibit I; and

(l)                                    all gaming chips and tokens.

Section 2.2                                      Excluded Assets. The assets that constitute Excluded Assets shall include only:

(a)                                 the consideration delivered to Seller pursuant to this Agreement, and all of Seller’s rights and interests arising under or in connection with this Agreement;

(b)                                all formation and organization documents, minute books, stock record books and all other documents relating to the legal existence of Seller or its Affiliates, and all income tax returns and records, gaming tax returns (including supporting schedules) and records and nontransferable licenses, permits, approvals and other authorizations; provided, however, that copies of such corporate and tax records and nontransferable licenses, permits, approvals and other authorizations shall be provided to Purchaser at the Closing as the request of Purchaser;

(c)                                 all of Seller’s interests, claims and choses of action in any past or current insurance policy or Contract (other than those that may be assigned pursuant to the assignment of the Assumed Plans), and subject to Section 8.22, all rights to contribution and insurance proceeds in respect of Assets;

(d)                                all of Seller’s interests in any claims (including cross claims or counterclaims) relating to any Taxes (including any deposits, refunds, rebates, credits or other Tax benefits) (other than those that both relate to the Assets and arise after the Closing Date);

(e)                                 any claims, causes of action or other rights related to any Retained Liability;

(f)                                   Purchaser expressly acknowledges that Seller owns and operates the separate business entities known as the Carson Station and Station Grille, which will be operated in competition with Purchaser after Closing.  All assets of the Carson Station and Station Grille, of any nature, are excluded from this sale.  There are certain joint assets that include the accounting software and gaming tracking system that the parties will need to seek permission to divide out in accordance with their use; and

(g)                              the name “Capital City Rewards”.

ARTICLE III

ASSUMPTION OF LIABILITIES

Section 3.1                                      Assumption of Liabilities. Upon the terms and subject to the conditions set forth in this Agreement, and to the extent not paid by Seller prior to or at Closing, at the Closing on the Closing Date, Purchaser shall assume, shall take subject to, and thereafter shall pay, satisfy, discharge and perform when due, the liabilities and obligations of Seller listed on Exhibit G (the “Assumed Liabilities”):

(a)                                 current or accrued liabilities of the type historically accounted for in the categories listed on Exhibit I (the “Payables”);

(b)                                pursuant to one or more Assignment and Assumption Agreements, the liabilities and obligations arising after the Closing Date under the Assumed Contracts and the Transferred Permits (including executory obligations);

(c)                                 pursuant to the Purchaser’s Lease Agreement, all liabilities and obligations arising after the Closing Date under that lease (including executory obligations);

(d)                                any liability or obligation of Seller with respect to the Assumed Plans and the Collective Bargaining Agreements;

(e)                                 any liability or obligation of Seller resulting from the consummation of the transactions contemplated herein and arising under or related to the WARN Act;

(f)                                   any liability to holders of winning keno tickets for wagers booked by Seller prior to or at the Closing for events which have not yet occurred by the Closing, provided that Seller pays to Purchaser the value of such wagers pursuant to Section 4.5;

(g)                                all liabilities for purchase money obligations whether structured as debt, lease or otherwise, to the extent set forth on Exhibit G;

(h)                                any liability for food, merchandise, rooms, show tickets or other complimentaries issued to third parties for services or goods furnished to the Business prior to or at the Closing;

(i)                                    any liability for cash or for food, merchandise, rooms, show tickets or other complimentaries, owed to patrons of the Business prior to or at the Closing, and to the extent recorded as a liability in the Seller’s financial statements, any liability for points or credits earned by patrons of the Business prior to or at the Closing, under any slot club or other program offering awards or other incentives to gamble to patrons of the Business;

(j)                                    all liabilities or obligations for due bill contracts or other “trade-out” liabilities listed on Exhibit G other than Payables;

(k)                                 any liability for workers’ compensation claims made or reopened after the Closing by employees of the Business; and

(l)                                    except for the Retained Liabilities, all liabilities and obligations arising out of or in any way related to the ownership or operation of the Business or the Assets after the Closing (including any Taxes relating to the Business or the Assets after the Closing Date), including prorated amounts payable by Purchaser pursuant to Section 4.5 arising out of or in any way related to the Business or the Assets on or after the Closing Date.

Section 3.2                                      Retained Liabilities. Except for the Assumed Liabilities specifically and expressly assumed by Purchaser pursuant to Section 3.1, Purchaser shall not assume or become liable on or with respect to any Contract of Seller or for or with respect to any indebtedness, obligations, commitments or liabilities of Seller, direct or indirect, known or unknown, or absolute, vested or contingent, all of which shall be retained by Seller (herein referred to collectively as the “Retained Liabilities”). Without limiting the generality of the foregoing, Purchaser shall not assume or become liable for, and the Retained Liabilities shall include the following:

(a)                                 all liabilities to any federal, state or local Governmental Authority, or to any special purpose district, for unpaid Taxes of any type or description, or penalties or interest thereon, arising by reason of the ownership, use and/or operation of the Assets prior to or at the Closing Date, or any sales/use Tax, in each case arising from the implementation and closing of the transactions contemplated by this Agreement, whether or not imposed on or measured by income, including any amounts due or which may become due and owing under NRS 244.335, 244.3352, 360.525 and 612.695;

(b)                                all liabilities of Seller to the Nevada State Gaming Control Board, the Nevada Gaming Commission and Carson City (collectively, the “Nevada Gaming Authorities”) relating to gaming activities prior to or at the Closing Date;

(c)                                 all litigation pending with respect to Seller or the Business as of the Closing Date;

(d)                                any liability or obligation under any Contract that was not an Assumed Contract;

(e)                                 any liabilities and obligations of Seller to the extent arising under any Environmental Law and associated with, related to or arising from any environmental condition at, in, on or under the Premises that existed at the date of Closing; and

(f)                                   any other liability, obligation or commitment not specifically and expressly assumed by Purchaser hereunder.

ARTICLE IV

PURCHASE PRICE AND PAYMENT

Section 4.1                                      Deposit. Upon execution of this Agreement by both parties, Purchaser shall pay the Deposit by wire transfer into the Escrow Account.

(a)                                 Until the earlier of (i) the Closing Date or (ii) the date of the termination of this Agreement, the Deposit shall be held in such account and subject to the provisions of this Section 4.1. The Deposit shall be invested by Escrow Agent as mutually directed by Purchaser and Seller, or, if no such direction is given, the Deposit shall be invested in either (a) direct obligations of the United States of America or any agency thereof, (b) certificates of deposit issued by any bank organized under the laws of the United States or any state thereof, provided such bank has capital and surplus aggregating at least Five Hundred Million Dollars ($500,000,000) or (c) commercial paper given the highest rating by a nationally recognized credit rating agency.

(b)                                Withdrawals shall be made from the escrow account only with the written authorization of both Purchaser and Seller and only as provided in this ARTICLE IV.  Each of Purchaser and Seller covenants and agrees to authorize and to cause to be made all withdrawals required to be made by this ARTICLE IV.

(c)                                 At the Closing, Seller and Purchaser shall direct the Escrow Agent to pay the Deposit, plus any interest accrued thereon from the date of Deposit (the “Accrued Interest”), to Seller, which amounts shall be a direct credit to the Purchase Price payable by Purchaser to Seller as described in Section 4.2 below.

(d)                                In the event that this Agreement is terminated (1) by Purchaser (A) in accordance with Section 11.3(a) on account of a willful and material breach by Seller of any representation, warranty or covenant contained in this Agreement or (B) as a result of the failure to be satisfied of the conditions set forth in Section 9.1, Section 9.3, Section 9.5, Section 9.6, or Section 9.7, or (2) by Seller as a result of the failure to be satisfied of the conditions set forth in Section 10.5 or Section 10.6, Seller and Purchaser shall promptly direct the Escrow Agent to pay the Deposit and any Accrued Interest thereon to Purchaser, and Seller shall have no claim to, or interest in, the Deposit and any Accrued Interest thereon. In the event that this Agreement is terminated for any other reasons, Seller and Purchaser shall promptly direct the Escrow Agent to pay the Deposit plus any Accrued Interest thereon to Seller.

Section 4.2                                      Purchase Price and Payment. In addition to the assumption by Purchaser of the Assumed Liabilities, Purchaser shall pay to Seller an amount equal to (i) FOURTEEN MILLION FIVE HUNDRED THOUSAND DOLLARS ($14,500,000) less the Deposit and the Accrued Interest plus (ii) the amount of the Cash as of midnight on the Closing Date (i.e., the midnight immediately after 11:59 p.m. on the Closing Date) minus (iii) the Estimated Liability Adjustment minus (iv) the Estimated Liability Difference, if any (the “Purchase Price”) for the Assets. At the Closing, the Purchase Price shall be payable by Purchaser to Seller in immediately available funds.

Section 4.3                                      Allocation of Purchase Price. The parties shall agree on the allocation of the purchase price prior to Closing. The allocation shall be generally consistent with Exhibit J hereto.

Section 4.4                                      Purchase Price Adjustment.

(a)                                 Not less than three (3) Business Days prior to the Closing Date, Seller shall deliver a notice (the “Purchase Price Notice”) to Purchaser which sets forth in reasonable detail (i) the Seller’s good faith estimate of the Liability Adjustment (the “Estimated Liability Adjustment”) and the Liability Difference (the “Estimated Liability Difference”) and (ii) based thereon, the calculation of the Purchase Price.

(b)                                Within sixty (60) days after the Closing Date, Seller shall prepare and deliver (by same day or next day delivery) to Purchaser a statement setting forth its determination of the Liability Adjustment and the Liability Difference (the “Initial Liability Statement”), which statement shall set forth in reasonable detail the basis for such determinations. During the thirty (30) days after receipt of such statement, Purchaser and its representatives will be permitted to review Seller’s working papers relating to the Initial Liability Statement.

(c)                                 Purchaser shall notify Seller in writing (the “Notice of Disagreement”) within thirty (30) days after receipt of the Initial Liability Statement if Purchaser disagrees with Seller’s calculation of the Liability Adjustment or the Liability Difference, which Notice of Disagreement shall set forth in reasonable detail the basis for such dispute and the U.S. dollar amounts involved and Purchaser’s good faith estimate of the Liability Adjustment or the Liability Difference. If no Notice of Disagreement is received by Seller within such thirty (30) day period, then the Initial Liability Statement shall be deemed to have been accepted by Purchaser, shall become final and binding upon the parties and shall be the Final Liability Statement.

(d)                                During the twenty (20) Business Days immediately following the delivery of a Notice of Disagreement, Seller and Purchaser shall seek in good faith to resolve any differences which they may have with respect to any matter specified in the Notice of Disagreement. If at the end of such twenty (20) Business Day period Seller and Purchaser have been unable to agree upon a Final Liability Statement, Seller and Purchaser shall submit to the Independent Accounting Firm for review and resolution any and all matters which remain in dispute with respect to the Notice of Disagreement. The Independent Accounting Firm shall use commercially practicable efforts to make a final determination, which shall be binding on the parties hereto, of the Liability Adjustment and the Liability Difference within twenty (20) Business Days after any such referral, and such final determination shall be the Final Liability Statement. This Section is an agreement to arbitrate as such is defined in Chapter 38 of the Nevada Revised Statutes; provided, however, that: (a) Sections 38.075, 38.085, 38.095 and 38.145(1)(d) of such Chapter are hereby waived; and (b) the time periods contained in Sections 38.145(2) and 38.155(1) of such Chapter are hereby shortened to thirty (30) days. The arbitration is to be performed in Reno, Nevada. Purchaser and Seller each consent to the procedure herein set forth and waive any rights (including any right to a hearing, representation by attorney at such hearing, or any rights with respect to witnesses, cross-examination, subpoenas and depositions) they may have under conflicting provisions of the Nevada Uniform Arbitration Act, Nevada Revised Statutes Subsection 38.015 et seq., as now or hereafter in effect. The Parties agree that judgment may be entered upon the decision of the Independent Accounting Firm.

If the amount in dispute is less than FIFTY THOUSAND AND NO/100 DOLLARS ($50,000.00), the parties agree to split the difference and not go through arbitration.

(e)                                 The cost of the Independent Accounting Firm’s review and determination shall be paid by the party which has determined an amount of the sum of the Liability Adjustment and the Liability Difference that is the greatest amount different from the amount of such sum on the Final Liability Statement. During the twenty (20) Business Day review by the Independent Accounting Firm, Purchaser and Seller will each make available to the Independent Accounting Firm interviews with such individuals and such information, books and records as may be reasonably required by the Independent Accounting Firm to make its final determination.

(f)                                   (i) If the Liability Adjustment (as set forth in the Final Liability Statement) exceeds the Estimated Liability Adjustment, then Seller or Trust, jointly and severally, shall pay to Purchaser an amount equal to such excess or (ii) if the Estimated Liability Adjustment exceeds the Liability Adjustment (as set forth in the Final Liability Statement), then Purchaser shall pay to Seller an amount equal to such excess, in either case within five (5) Business Days after the Final Liability Statement becomes final and binding on the parties hereto. If the Liability Adjustment (as set forth in the Final Liability Statement) is equal to the Estimated Liability Adjustment, then neither Purchaser nor Seller shall owe any amount to the other party pursuant to this Section 4.4(f).

Section 4.5                                      Prorations. To the extent not otherwise included in the Final Liability Statement, real estate taxes and assessments, personal property taxes, Ground Lease rents and rents and any other receipts attributable to space leases shall be prorated as of midnight on the Closing Date. Wagers received by Seller prior to or at the Closing for keno and other events occurring after the Closing shall be paid to Purchaser. In lieu of prorating power, gas, water and other utility fees and charges (other than telephone), the appropriate utilities shall be informed to take meter readings as close as practicable to the Closing Date, to bill Seller for service prior to such readings and to bill Purchaser for service thereafter. Said readings must occur on or before the Closing Date. The telephone company shall be informed to cancel Seller’s service as of the Closing Date and to transfer service and the telephone numbers of the Business to Purchaser. The next regular billing of the telephone company after the Closing Date will be sent to Purchaser. Upon receiving a copy of said bill, Seller shall pay Purchaser for those charges attributable to calls made before midnight on the Closing Date. General service charges will be prorated as of the time of the billing on the basis of the number of days before and after the Closing Date, respectively. At the Closing, Seller and Purchaser shall estimate or actually determine the prorations and shall adjust the Purchase Price accordingly. Prorated amounts are to be paid to the appropriate party promptly on demand when computed.

ARTICLE V

TITLE

Section 5.1                                      Title Exceptions.

(a)                                 On the date hereof, Seller will order from Northern Nevada Title Company (the “Title Company”), and cause the Title Company to deliver to Purchaser within ten (10) days of the date of this Agreement, a preliminary title report with respect to the Leased Land, together with copies of all exceptions to title appearing in such report (the “Exception Matters”). Seller shall also deliver to Purchaser within ten (10) days of the date of this Agreement a copy of the most recent survey in Seller’s possession, custody or control of the Leased Land. Within ten (10) days of receipt of the later of the Exception Matters and survey, Purchaser shall notify Seller of any title exceptions to which it objects (“Disapproved Exceptions”). Purchaser shall be deemed to have approved all title exceptions except for objections made within the above-mentioned ten (10) day period, and each shall constitute a “Permitted Exception.” Further, notwithstanding anything to the contrary contained herein, all of the following shall also constitute Permitted Exceptions (regardless of whether Purchaser disapproves of them): (i) real estate taxes and assessments, personal property taxes for the year 2005 and thereafter, water and/or meter charges, sewer taxes, charges or rents, in each case not yet due and payable; (ii) liens, encumbrances or other matters made, created or suffered by or on behalf of Purchaser, including, without limitation, liens arising as a result of any act or omission of Purchaser or Purchaser’s agents, contractors or representatives; (iii) zoning and other land use restrictions and ordinances; (iv) the existing lease with the Trust; (v) consents previously granted by any former owner of the Leased Land for the erection of any structure or structures on, under or above any street or streets on which the Leased Land may abut; (vi) liens for any unpaid real estate tax, water charge, sewer rent and assessment, provided Purchaser receives a credit for such sums in an amount sufficient to discharge such liens at the Closing in accordance with this Agreement; (vii) any liens or encumbrances as to which the Title Company will insure, or commit to insure, Purchaser against loss or forfeiture of title to, or collection from the Assets without additional cost to Purchaser, whether by payment, bonding, indemnity of Seller or Trust or otherwise; (viii) the revocable nature of the right, if any, to maintain street and sidewalk vaults and other vault spaces, coal chutes, excavations, canopies, marquees and signs; and (ix) any other leases, liens, encumbrances or other exceptions which are approved by Purchaser pursuant to Section 5.1(b) below.

(b)                                Within five (5) Business Days after the date Seller receives Purchaser’s written notice of any Disapproved Exception within the time period specified above, Seller shall notify Purchaser in writing of any Disapproved Exceptions which Seller is unable or unwilling to cause to be removed or insured against prior to or at the Closing (the “Unresolved Exceptions”). With respect to any Unresolved Exception, Purchaser shall elect, by giving written notice to Seller within five (5) Business Days after receipt of Seller’s notice (i) to terminate this Agreement (and upon such election to terminate, neither Party shall have any further obligations hereunder), or (ii) to waive Purchaser’s disapproval of such Unresolved Exception, in such latter event each such Unresolved Exception shall then be deemed to be a Permitted Exception. Purchaser’s failure to terminate this Agreement within such five (5) Business Day period shall constitute Purchaser’s agreement to treat such Unresolved Exceptions as Permitted Exceptions.

Section 5.2                                     Purchaser’s Title as Lessee. This Agreement (and Purchaser’s obligation to consummate by Closing) is subject to Seller being able to obtain and to deliver to Purchaser at Closing at Seller’s sole cost and expense an ALTA lessee’s policy of title insurance from a company reasonably satisfactory to Purchaser in the amount of the Purchase Price insuring that Seller and the Trust have fee title to the Leased Land and fee title to the improvements on the Leased Land (including the Resort and the Business), and that the Purchaser holds a valid leasehold estate in the land in accordance with the terms of the Purchaser’s Lease Agreement, subject only to the Permitted Exceptions, agreements subject to which Purchaser takes the Leased Land pursuant to Section 5.1(a), items arising after the date hereof and approved by Purchaser and items caused by Purchaser. Said policy shall have attached thereto such endorsements as Purchaser may require (and for which Seller or Trust shall have received a commitment from such title company no later than thirty (30) days after the date hereof), including, but not limited to, endorsements insuring against encroachments, violations of covenants and restrictions and mechanic’s liens and insuring contiguity. Liability under such policy shall be reinsured to the extent, in the form, and from companies satisfactory to Purchaser (to the extent committed by such companies no later than thirty (30) days after the date hereof).

ARTICLE VI

THE CLOSING; THE CLOSING DATE; ACTION AT CLOSING

Section 6.1                                      Closing.

(a)                                 The Closing shall be as provided in this Section 6.1 and shall occur at the offices of the Title Company, at 10:00 a.m. the later of: (1) the last Business Day of the calendar month in which Purchaser and all other Persons required to do so have obtained all licenses and approvals (including, without limitation, gaming and liquor licenses) to permit Purchaser to lawfully operate the Business as it is now conducted, if, and only if, Purchaser has completed the Purchaser’s Refinancing on or before such Business Day; or (2) if the Purchaser’s Refinancing has not been completed, Closing shall occur on the last Business Day of the calendar month in which all licenses and approvals have been obtained and the Purchaser’s Refinancing has been completed; but in any event on or before the Outside Date (the “Closing Date”). Upon the Closing, the Closing shall, for all purposes under this Agreement, be deemed to have occurred as of the Closing Date. The matters and deliveries hereafter described in this Section 6.1 shall be deemed accomplished concurrently. The effective date of the sale of the Assets shall be at midnight on the Closing Date and all prorations and allocations provided for hereunder shall be made as of midnight on the Closing Date, except as otherwise agreed in writing by the Parties.

(b)                                Notwithstanding anything to the contrary herein, Purchaser may elect to extend the Outside Date to not later than September 30, 2006 by written notice to Seller and payment of $250,000 to Seller on or before June 30, 2006. Any such payment made under this Section 6.1(b) shall not be refundable and shall not be applied or credited to the Purchase Price.

Section 6.2                                      Seller’s Closing Deliverables. At the Closing, and concurrently with the making of the deliveries by Purchaser of the Purchaser’s Closing Deliverables as set forth in Section 6.3, Seller shall deliver, or cause to be delivered, to Purchaser the following (herein referred to collectively as “Seller’s Closing Deliverables”):

(a)                                 the duly executed Bill of Sale and Deed;

(b)                                the duly executed Lease Cancellation Agreement;

(c)                                 the duly executed Purchaser’s Lease Agreement;

(d)                                the duly executed Trademark Assignment Agreements;

(e)                                 the duly executed Assignment of Equipment Leases and Contracts;

(f)                                   title certificates to all vehicles included in the Personal Property;

(g)                                the certificates and other instruments and documents described in ARTICLE IX;

(h)                                a designation of the representative of Seller described in Section 6.4(e); and

(i)                                    Confidentiality and Non-Competition Agreements executed by the Seller and Clark G. Russell.

Section 6.3                                      Purchaser’s Closing Deliverables. At the Closing, and concurrently with the making of deliveries by Seller of the Seller’s Closing Deliverables to Purchaser as set forth in Section 6.2, Purchaser shall deliver, or cause to be delivered, to Seller each and every payment, agreement, certificate, instrument and other document that is to be executed, delivered and/or performed by Purchaser pursuant hereto including the following (herein referred to collectively as “Purchaser’s Closing Deliverables”):

(a)                                 payment of the Purchase Price in the manner set forth in Section 4.2;

(b)                                the duly executed Assignment and Assumption Agreement;

(c)                                 the duly executed Trademark Assignment Agreements;

(d)                                the certificates, instruments and other documents described in ARTICLE X.

Section 6.4                                      Transfer of Possession.

(a)                                 Possession of the Assets shall be delivered to Purchaser as of midnight on the Closing Date.

(b)                                To the extent applicable, the transfer of possession shall be pursuant to the closing memorandum approved by the Nevada Gaming Authorities.

(c)                                 To effectuate the transfer of unopened alcoholic beverages, Purchaser and Seller shall utilize the services of a licensed alcoholic beverage wholesaler to purchase alcoholic beverages from Seller and then resell them, at cost, to Purchaser.

(d)                                On the Closing Date, authorized representatives of Purchaser and Seller shall take inventory of (i) all baggage, suitcases, luggage, valises and trunks of Resort guests checked or left in the care of Seller, (ii) the contents of the storage room, and (iii) sporting equipment and clothing left in the care of Seller; provided, however, that no such baggage, suitcases, luggage, valises or trunks shall be opened. All such baggage and other items shall be sealed in a manner to be agreed upon by the parties and listed in an inventory prepared and signed jointly by representatives of Purchaser and Seller on the Closing Date. Purchaser shall be responsible from and after said date for all baggage and other items listed in such inventory and, where the seals have been broken, for the contents thereof. Seller shall be responsible for said contents if the seals have not been broken and for all luggage or other property of guests not listed on such inventory. By conveying the Assets to Purchaser on the Closing Date, Seller shall be deemed, without further action, to have assigned any storage, warehouse or innkeepers liens it may have under applicable Law.

(e)                                 At the Closing, Seller and Purchaser shall perform the following functions for all motor vehicles that were checked and placed in the care of Seller: (i) mark all motor vehicles with a sticker or tape; and (ii) prepare an inventory of such items (“Inventoried Vehicles”) indicating the check number applicable thereto and any damage thereto. Thereafter, Purchaser shall be responsible for the Inventoried Vehicles except for damage indicated in the inventory and Seller shall be liable for claims with respect to any other vehicles.

(f)                                   Purchaser and Seller shall confirm the amount of customer front money on deposit in the cage at the Resort as of midnight on the Closing Date (“Customer Front Money”), and identify what Persons are entitled to what portions of such Customer Front Money. After the Closing, all Customer Front Money shall be kept in the cage at the Resort without cost to Purchaser. Purchaser shall distribute Customer Front Money only to the Persons and only in the amounts determined as provided in the first sentence of this Section 6.4(g). Seller shall remain solely responsible and liable for all claims for front money allegedly deposited at the Resort prior to the Closing, except for claims in the amounts and from the Persons identified pursuant to this Section 6.4(g).

Section 6.5                                      Expenses. Except as expressly set forth herein, the parties shall divide equally all costs and expenses to include without limitation, transfer taxes, sales taxes, escrow fees, title insurance premiums, recording fees, the costs of any survey required to obtain title insurance.  Purchaser shall bear the cost of any lender’s title insurance premiums and any title policy endorsements specifically requested by Purchaser.

Section 6.6                                      Further Assurances. It is the intent of this Agreement that Seller shall at the Closing convey, or cause to be conveyed, to Purchaser all property related to the Business or the Assets or necessary in order to operate the Business in the manner in which it is currently being operated. Seller and Purchaser agree that at the Closing and any time thereafter, upon request of Seller or Purchaser, the other Party shall, and shall cause any of its Affiliates to, execute, acknowledge and deliver such deeds, assignments, conveyances, transfers and other instruments and documents and perform such acts as Seller or Purchaser, as applicable, shall from time to time reasonably require for the better perfecting, assuring, conveying, assigning, transferring and confirming unto Purchaser the property and rights herein conveyed or assigned or intended now or hereafter so to be.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES

Section 7.1                                      Representations and Warranties of Seller and Trust. Except as set forth in the Disclosure Schedule, Seller and Trust and each of them jointly and severally represent and warrant for the benefit and reliance of Purchaser as follows (all of the foregoing representations and warranties shall be deemed to have been restated in full for the benefit and reliance of Purchaser at Closing):

(a)                                 Status, Power and Authority. Seller is a corporation duly organized, validly existing and in good standing under the Laws of the State of Nevada, with all requisite corporate power and authority to enter into and carry out its obligations under this Agreement. Seller does not have any subsidiaries. The Trust has all requisite power and authority to enter into the Lease Cancellation Agreement and Purchaser’s Lease Agreement.

(b)                                Due Authorization, Execution and Delivery. Approval of this Agreement and the transactions contemplated hereby, the execution, delivery, and performance of this Agreement by the persons executing the same on behalf of Seller have been duly and validly authorized by Seller’s directors and sole shareholder.

(c)                                 Legal, Valid, Binding and Enforceable. This Agreement and the other agreements and instruments contemplated hereby constitute legal, valid and binding obligations of Seller and Trust, enforceable in accordance with their respective terms.

(d)                                No Consents. Other than (i) approvals from the Nevada Gaming Authorities and (ii) consents that may be necessary to assign to Purchaser the Assumed Contracts as listed in Section 7.1(d) of the Disclosure Schedule, no material consent, license, permit, order, approval or authorization of any Governmental Authority or private party is required in connection with the execution, delivery and performance of this Agreement by Seller and Trust.

(e)                                 No Conflict/No Breach. Assuming receipt of all requisite consents and approvals in connection with the consummation of the transactions contemplated hereby, the execution, delivery or performance of this Agreement do not, with or without the giving of notice and/or the passage of time (a) violate any provision of Law applicable to Seller, the Assets or the Business or which would prevent the consummation of the transactions contemplated by this Agreement or (b) conflict with or result in the breach or termination of, or constitute a default under or pursuant to any indenture, mortgage or deed of trust or any judgment, order, injunction, decree or ruling of any court or Governmental Authority, or any other agreement or instrument by which Seller, the Assets or the Business are bound, or to which any of them are subject, or which would prevent the consummation of the transactions contemplated by the Agreement, or (c) result in the creation of any lien, charge or encumbrance upon any of the Assets or the Business.

(f)                                   Personal Property.

(i)                                  Seller has delivered to Purchaser a true, correct and complete inventory of all items of tangible Personal Property. The Personal Property as of such date is set forth in Section 7.1(f)(i) of the Disclosure Schedule (the “First Personal Property Inventory”).

(ii)                               (A) Seller has good title to the tangible Personal Property (other than Personal Property leased or licensed pursuant to an Assumed Contract) except as specifically stated herein or in the schedules attached hereto, and (B) except as set forth in Section 7.1(f)(ii) of the Disclosure Schedule, the Personal Property will be transferred (subject to the terms of any applicable leases or licenses) to Purchaser at the Closing free and clear of all liens, charges, pledges, security interests, claims or other encumbrances arising by or through Seller.

(g)                                The Resort.

(i)                                  Except as noted in Section 7.1(g)(i) of the Disclosure Schedule, none of the following are applicable to the Assets: (a) annexation agreements; (b) claims or agreements relating to property owners or homeowners association; (c) agreements to which Seller is a party with state or local authorities relating to contributions to off-site improvements in connection with the impact of developmental activities or existing improvements; and (d) environmental impact or other environmental studies or reports made on behalf of or to the knowledge of Seller in the past five (5) years, other than those made by or on behalf of Purchaser.

(ii)                               Legal title to the Improvements (as described in the Purchaser’s Lease Agreement attached hereto as Exhibit C) have been severed from the underlying fee simple title to the Real Property and the owners of such Improvements are “Clark G. Russell and Jean M. Russell, Trustees of The Clark and Jean Russell Family Trust.” Seller disclaims any right, title, interest or claim to or against the Improvements.

(iii)                            The Assets are sufficient to conduct the Business substantially as currently conducted by Seller and its Affiliates, and Seller is not currently using any other assets material to the conduct of Business.

(iv)                           All water, sewer, electric and telephone facilities and all other utilities required for the normal use and operation of the Business are installed at the Resort and duly connected and are being used by the Business. Such utilities are subject to standard, nondiscriminatory utilities charges. The utilities presently connected to the Resort are adequate to service the needs of the Business substantially as currently conducted by Seller.

(v)                              Except as set forth in Section 7.1(g)(iv) of the Disclosure Schedule, to Seller’s knowledge, the Resort has been constructed in a good, workmanlike manner and in compliance with all applicable Laws and with all applicable covenants, conditions and restrictions, except in each case as would not have a material adverse effect on the Business. The building and improvements making up the Resort have been maintained to the date hereof and are in good condition except for ordinary wear and tear.

(vi)                           Neither Seller nor any of its Affiliates has received notice of any condemnation proceedings with respect to the Assets and the Leased Land.

(h)                                Compliance with Laws. The use of the Assets by Seller and the operation of the Business thereat conform in all material respects to any and all applicable Laws. Without limiting the generality of the foregoing, to the knowledge of Seller, the use of the Assets by Seller and the operation of the Business thereat conform in all material respects to any and all applicable zoning and buildings ordinances and codes, and health, safety and fire ordinances, without relying on any variance, non-conforming use or similar Law. Since January 1, 2000, no notice from any Governmental Authority has been served relating to the Business or Assets claiming any current violation of any such Law, or requiring any work, repairs, construction, alterations or installation on or in connection with the Business, and Seller has no knowledge of any ongoing investigation with respect to the foregoing. To Seller’s knowledge, the Premises comply with the Americans With Disabilities Act and the Occupational Safety and Health Act.

(i)                                    Restaurants. The restaurants owned and operated by Seller on the Premises have been given a “Grade A” health rating by the Carson City Health Department as of the date of the most recent inspection.

(j)                                    Licenses and Permits. Seller has delivered to Purchaser true, correct and complete copies of: (a) all currently valid certificates of occupancy for the Resort; (b) any and all certificates from the Carson City Department of Building and Safety relating to the Resort; and (c) all other current transferable, assignable or relinquishable permits and licenses, if any, in Seller’s possession relating to the Assets and/or Business, in each case as requested by Purchaser.

(k)                                 Drawings, Plans and Specifications. Seller has made available to Purchaser true, correct and complete copies of all final working drawings, plans and specifications, as built plans, all change orders and other documents and papers relating thereto, and all soil tests and other engineering reports that relate to the Assets and are in possession of or under the control of Seller or its Affiliates, all of which are set forth in Section 7.1(k) of the Disclosure Schedule.

(l)                                    Taxes. Seller has timely filed all Tax returns, reports and declarations required to be filed in connection with the income, sales, property and all other aspects of the Business and/or the ownership and operation thereof and/or the Leased Land. All Taxes shown to be due on such returns, reports and declarations, including any interest or penalties, have been paid. Seller is not delinquent in the payment of any tax, estimated tax, assessment or governmental charge. There are no Tax liens affecting any of the Assets, except liens for non-delinquent Taxes.

(m)                              No Litigation. As of the date hereof, there are no actions, claims, suits or proceedings pending or, to the best of Seller’s knowledge, threatened against Seller, its Affiliates, the Business or the Assets in any court or before any administrative agency which would prevent Seller from completing the transactions provided for herein or would in any way materially and adversely affect the operation of the Business.

(n)                                Assumed Contracts.

(i)                                  Section 7.1(n) of the Disclosure Schedule sets forth a list of each Assumed Contract (other than Assumed Contracts that, in the aggregate, provide for payments by Seller of less than $25,000).

(ii)                               All copies of the Assumed Contracts requested by Purchaser and delivered by Seller to Purchaser will be, when delivered, true, complete and correct;

(iii)                            The material Assumed Contracts are, to Seller’s knowledge, in good standing, valid and enforceable by Seller and are in full force and effect; and

(iv)                           To Seller’s knowledge, there exists no event of default under any Assumed Contract, or event which, with notice or lapse of time, or both, would constitute an event of default under any material Assumed Contract on the part of Seller or any third party thereunder.

(o)                                 Intellectual Property.

(i)                                  The Intellectual Property Rights are listed in Section 7.1(o)(i) of the Disclosure Schedule. To Seller’s knowledge, no other Intellectual Property Rights (other than licenses and leases included in the Assumed Contracts) are used in the Business as it is presently conducted by Seller.

(ii)                               Seller is the sole and exclusive owner of the “Best Western Pinon Plaza Resort” trademark (“Trademark”) and variations thereof, and, has, to Seller’s knowledge, the sole and exclusive right to use the Trademark and has received no notice from any other party pertaining to Seller’s use of or challenging the right of Seller to use the Trademark. Seller has not granted any licenses or other rights to use the Trademark and has not agreed to grant any such licenses or other rights.

(p)                                Insurance. Section 7.1(p) of the Disclosure Schedule lists all insurance policies (including policies providing property, casualty, liability, workers’ compensation, and bond and surety arrangements) under which Seller is an insured, a named insured or otherwise the principal beneficiary of coverage.

(q)                                No Orders. No judgment, order, injunction, decree or ruling of any court or Governmental Authority exists by which Seller, its Affiliates, the Assets or the Business are bound, or to which any of them are subject, which in any manner materially and adversely affects the operation of Business.

(r)                                   Deposits. All deposits by or with Seller, either as security, prepayment of rent or otherwise, are set forth in Section 7.1(r) of the Disclosure Schedule.

(s)                                 Benefit Plans and Employees.

(i)                                  All pension plans, retirement plans and other employee benefit plans applicable to any of the employees of the Business (including, without limitation, any multi-employer contracts or multi-employer pension or other benefit plans) (collectively, “Benefit Plans”) and all Collective Bargaining Agreements are listed in Section 7.1(s)(i) of the Disclosure Schedule, and complete and correct copies of such items have been made available to Purchaser. Seller, its subsidiaries, the Premises and the Business are in material compliance with all applicable Laws and Collective Bargaining Agreements respecting employment and employment practices, terms and conditions of employment, wages and hours, and occupational safety and health, and Seller is not engaged in any unfair labor practice within the meaning of Section 8 of the National Labor Relations Act. Seller has no labor strike, dispute, slowdown or stoppage actually pending or, to Seller’s knowledge, threatened against Seller. No certification or decertification proceeding is pending or was filed within the past twenty-four (24) months respecting the employees of the Business and, to Seller’s knowledge, no certification or decertification petition is being or was circulated among the employees of the Business within the past twelve months. There are no charges, administrative proceedings or formal complaints of discrimination (including, but not limited to, discrimination based upon sex, age, marital status, race, national origin, sexual preference, disability or veteran status) pending or, to Seller’s knowledge, threatened, or to Seller’s knowledge, any investigation pending or threatened before the Equal Employment Opportunity Commission or any federal, state or local agency or court except as noted in Section 7.1(s)(i) of the

Disclosure Schedule. There have been no audits of the equal employment opportunity practices of the Business and, to Seller’s knowledge, no act or omission has occurred, and no circumstance exists, that could give rise to any basis for such an audit.

(ii)                               Each of the Benefit Plans which is an “employee pension benefit plan,” as defined in Section 3(2) of ERISA, other than Multi-Employer Plans (collectively the “Employee Pension Benefit Plans”), is “qualified” within the meaning of Section 401(a) of the Code, except as disclosed in Section 7.1(s)(ii) of the Disclosure Schedule, and a favorable determination letter has been issued by the Internal Revenue Service with respect to each such qualified plan and nothing has occurred, whether by action or failure to act, which would cause the loss of such qualification. Each Employee Pension Benefit Plan has been administered in all material respects in accordance with the requirements of ERISA and, where applicable, Section 401(a) of the Code.

(iii)                            All material reports and information required to be filed with the United States Department of Labor, Internal Revenue Service, Pension Benefit Guaranty Corporation (the “PBGC”), and plan participants and their beneficiaries with respect to the Benefit Plans which are maintained by Seller (“Seller Benefit Plans”) have been timely filed or delivered by Seller.

(iv)                           With respect to each Seller Benefit Plan for which an annual report has been filed, no material change has occurred with respect to the matters covered by the annual report since the date thereof, except as indicated in Section 7.1(s)(iv) of the Disclosure Schedule. The financial statements of Seller reflect all employee liabilities arising under each such plan, fund, or arrangement in a manner satisfying the requirements of GAAP.

(v)                              Since January 1, 2000, Seller has not maintained any Employee Pension Benefit Plan subject to Title IV of ERISA, except as described in Section 7.1(s)(v) of the Disclosure Schedule.

(vi)                           Neither Seller nor any Person claiming by or through Seller has received any notification that any Multi-Employer Plan to which it contributes is in “reorganization” as defined under Section 4241 of ERISA. Except as disclosed in Section 7.1(s)(vi) of the Disclosure Schedule, no Employee Pension Benefit Plan is subject to Title IV of ERISA or to the requirements of Section 412 of the Code. As of the most recent valuation date with respect to each such plan, the present value of the accrued benefits thereunder do not exceed the assets of such plan available to fund such benefits.

(vii)                        No Employee Pension Benefit Plan has been terminated, nor have there been any “reportable events,” as that term is defined in Section 4043 of ERISA, since January 1, 2000. None of the Benefit Plans maintained by Seller or the Controlled Group (i) has any “accumulated funding deficiency,” as such term is defined in Section 302 of ERISA, whether or not waived, or (ii) has been terminated in a manner which could result in the imposition of a lien on the Assets pursuant to Section 4068 of ERISA.

(viii)                     Seller has made available to Purchaser a true, correct and complete list showing (i) the job classifications, number of employees in each job classification and compensation rate for each job classification, with respect to all present hourly employees of the Business, and (ii) the name, job classification, current annual compensation rate (including bonus and commissions), current base salary rate, accrued bonus, seniority, accrued sick leave, accrued severance pay and accrued vacation benefits of each other present employee of the Business. Seller has also delivered to Purchaser true, correct and complete copies of any employee handbook(s); and any reports and/or plans prepared or adopted pursuant to the Equal Employment Opportunity Act of 1972, as amended.

(ix)                             Except as otherwise provided in this Agreement, the execution and delivery of this Agreement by Seller and the consummation of the transactions contemplated hereunder will not result in any obligation or liability (with respect to accrued benefits or otherwise) of Purchaser to any Benefit Plan or to any employee or former employee of Seller or the Business.

(x)                                For each plan, fund, or arrangement maintained by Seller which is an employee welfare benefit plan (within the meaning of ERISA Section 3(1)) (a “Welfare Plan”), the following is true:

(a)                                  each such Welfare Plan intended to meet the requirements for tax-favored treatment under Subchapter B of Chapter 1 of the Code meets such requirements;

(b)                                 there is no VEBA maintained with respect to any such Welfare Plan;

(c)                                  there is no disqualified benefit (as such term is defined in Code Section 4976(b)) which would subject Purchaser to a tax under Code Section 4976(a);

(d)                                 each such Welfare Plan which is a group health plan (as such term is defined in Code Section 4980B(g)(2)) complies and has complied, in all material respects, with the applicable requirements of Code Section 4980B(f) and the applicable provisions of the Social Security Act; and

(e)                                  each such Welfare Plan (including any such plan covering former employees of the Business) may be amended or terminated by Seller on or at any time before the Closing Date.

(xi)                             There are no leased employees (as such term is defined in Code Section 414(n)) with respect to the Business who must be taken into account for the requirements of Code Section 414(n)(3).

(xii)                          Seller has made available to Purchaser true, correct and complete copies of (i) the most recent Internal Revenue Service determination letter relating to each Employee Pension Benefit Plan for which a letter of determination was obtained, (ii) to the extent required to be filed, the two (2) most recent Annual Reports (Form 5500 Series) and accompanying schedules of each Employee Pension Benefit Plan, as filed with the Internal Revenue Service, (iii) any summary plan descriptions relating to the Employee Pension Benefit Plans, and (iv) if available, the most recent certified financial statement or statements of each Employee Pension Benefit Plan.

(t)                                   Bank Accounts and Safe Deposit Boxes. A true and complete list showing the names of each bank in which the Business has accounts or safe deposit boxes, and other boxes and lockers, located inside and outside of the Resort and containing elements of the Assets, a description of the contents of such boxes and lockers, and the names of all persons authorized to have access thereto are set forth in Section 7.1(t) of the Disclosure Schedule.

(u)                                Inventory. As of midnight on the Closing Date, the Inventory included in the Assets shall not be less than that normally maintained and in any event shall be adequate to serve the patrons of the Business.

(v)                                Financial Statements. Seller has heretofore furnished Purchaser with copies of the following financial statements of Seller:

(i)                                  Consolidated audited balance sheets as at December 31, 2004;

(ii)                               Consolidated audited statements of income and consolidated audited statements of cash flows for the three fiscal years ending December 31, 2004;

(iii)                            An unaudited balance sheet for the Pinon Plaza as at June 30, 2005; and

(iv)                           An unaudited statement of income for Pinon Plaza for the six month periods ending June 30, 2004 and 2005.

Except as noted therein and except for normal year end adjustments with respect to the unaudited financial statements, all of such financial statements and all other financial statements provided by Seller to Purchaser, were prepared in accordance with GAAP and present fairly the financial position of Seller as of such dates and the results of its operations for the periods then ended for Pinon Plaza.

(w)                              Absence of Material Change. Since December 31, 2004, except as reflected in the financial statements referenced in Section 7.1(v), there has not been:

(i)                                  any material adverse change in the Business’ financial condition, assets or liabilities; or

(ii)                               any damage, destruction, other casualty loss or forfeiture with respect to the Assets (or assets which would, but for such damage, destruction, loss or forfeiture, comprise part of the Assets), whether or not covered by insurance, in excess of $100,000.

(x)                                  No Withholding Obligation; Foreign Person. Neither Seller nor any person constituting Seller is or has been a foreign person or, in the case of corporations, a U.S. real property holding corporation, as defined in Section 897 of the Code and Seller will deliver to Purchaser at the Closing affidavit(s) under penalty of perjury and otherwise in the form and substance necessary to satisfy the requirements under the Code relating to withholding of a portion of the purchase price, stating the U.S. taxpayer identification number of each Person constituting Seller and that such Person is not a foreign person or U.S. real property holding corporation, as the case may be.

(y)                                Affiliates of Seller. Except as noted in Section 7.1(y) of the Disclosure Schedule, no officer, director or employee whose annual compensation exceeds Eighty Thousand Dollars ($80,000) or consultant receiving fees at an annual rate of Twenty Thousand Dollars ($20,000) of Seller or any of its Affiliates, to Seller’s knowledge (a) owns, directly or indirectly, any interest in, or is an officer, director, consultant, agent or employee of any Person or business which is a competitor, lessor, lessee, lender, borrower, customer, supplier or distributor of Seller or its Affiliates or (b) owns, directly or indirectly, in whole or in part, any property, asset, permit, license or secret or confidential information which Seller or its Affiliates is using or the use of which is necessary or material to the conduct of the Business. Any such transaction involving Seller or its Affiliates, on the one hand, and any such Person on the other, which are required in accordance with GAAP to be reflected in the consolidated financial statements of Seller has been so reflected.

(z)                                  Suppliers. Section 7.1(z) of the Disclosure Schedule sets forth an accurate and complete list of the twenty (20) largest suppliers of Seller in terms of purchases during the twelve (12) months ending December 31, 2004 and the approximate total purchases by Seller from each such supplier during such period. To Seller’s knowledge, within the last twelve (12) months, there has been no change in the business relationship of Seller and such twenty (20) largest suppliers having a material adverse effect on the Business.

(aa)                           Racebook and Sportsbook. No racebook or sportsbook operations are conducted by Seller on the Premises, other than those conducted by Sierra Development Company d/b/a Club Cal Neva.

(bb)                         Investment Company. Seller is not an “investment company” or an “affiliated person” thereof, as such terms are defined in the Investment Company Act of 1940 as amended, and the rules and regulations thereunder.

(cc)                           Environmental Matters.

(i)                                  Except as set forth in any environmental report provided to Purchaser with respect to the Leased Land and Real Property, to Seller’s knowledge, the Leased Land and Real Property, and any adjoining real property owned by Seller or any Affiliate, if any, are not in violation of, or subject to any existing, pending or threatened investigation by any Governmental Authority under, any of the Environmental Laws except as would not have a material adverse effect on the Business.

(ii)                               Except as set forth in any environmental report provided to Purchaser with respect to the Leased Land and Real Property, Seller and its Affiliates have complied, and shall continue to comply, in all material respects with all notice and reporting requirements applicable to the Leased Land and Real Property under the Environmental Laws.

(iii)                            Except as set forth in any environmental report provided to Purchaser with respect to the Leased Land and Real Property, Seller and its Affiliates have never installed or used any underground storage tank (as defined in RCRA) or any above-ground storage tank for storing or dispensing any hydrocarbon or other Hazardous Substance on or at the Leased Land and Real Property, and to the knowledge of Seller, after due inquiry, there has never been an underground storage tank installed or used on or at the Leased Land and Real Property for such purposes.

(iv)                           Seller has provided Purchaser access to true, correct and complete copies of all environmental site assessments and asbestos surveys with respect to the Leased Land and Real Property in Seller’s and its Affiliate’s possession, custody or control, and all such assessments and surveys are set forth in Section 7.1(cc)(iv) of the Disclosure Schedule.

(v)                              All environmental registrations, permits, licenses, certificates and approvals held by Seller and its Affiliates and related to the Leased Land and Real Property are set forth in Section 7.1(cc)(v) of the Disclosure Schedule.

(vi)                           Seller and its Affiliates have not received any notification from any Governmental Authority of any asserted present or past failure by Seller or its Affiliates to comply with the Environmental Laws.

(dd)                         Brokers and Finders. Except as set forth in Section 7.1(dd) of the Disclosure Schedule, Seller has not incurred any obligation or liability to any party for any broker fees, agent’s commissions or finder’s fees in connection with the transactions contemplated hereby.

(ee)                           Complimentaries; Clubs. Seller is not, and will not be, committed to any slot-club liability or any complimentary arrangement for food or beverage or lodging for any guest or customer as of the Closing Date or any period thereafter which has not been taken into account in determining its “current liabilities,” as determined in accordance with GAAP consistently applied and consistent with Seller’s past practice.

(ff)                               Absence of Undisclosed or Contingent Liabilities. Seller does not have any liabilities (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due, whether known or unknown, and regardless of when asserted) in connection with the Assets or the Business except as set forth in the financial statements or that are current liabilities incurred in the ordinary course of business consistent with the past practice after December 31, 2004 and prior to the Closing Date and which are neither material in amount nor inconsistent with any of the representations or warranties made herein.

(gg)                         Material Misstatements or Omissions. Neither this Agreement nor any other document, certificate or statement furnished to Purchaser by or on behalf of Seller in connection with this Agreement contains any untrue statements of a material fact, or omits any material fact necessary to make the statements contained herein or therein not misleading in light of the context in which they were made.

(hh)                         Representations Concerning Solvency. Seller has not incurred, and does not intend to incur, and has no reasonable basis to believe that it will incur, any debts beyond its ability to pay as they become due. Seller has assets greater that its debts. Purchaser may rely on such representations in asserting that Purchaser has no reasonable cause to believe that Seller is or will become insolvent as a result of the transactions contemplated hereby. Seller has undertaken the transactions described herein in good faith, considering its obligations to any person to whom it owes a right to payment, whether or not the right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured and has undertaken the transaction described herein without any intent to hinder, delay or defraud its creditors. Seller has not concealed this transaction or the proceeds of such transaction from any of its creditors. Seller has not removed or concealed any assets from its creditors and will not incur debt that is significantly greater than its normal and customary debts in the ordinary course. Seller does not contemplate and has no reason to contemplate that it will seek protection under the bankruptcy laws and believes in good faith that it will receive consideration reasonably equivalent to the value of the property being sold to Purchaser.

Section 7.2                                      Representations and Warranties of Purchaser. Purchaser represents and warrants for the benefit and reliance of Purchaser as follows:

(a)                                 Status, Power and Authority. Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the State of Nevada, with all requisite corporate power and authority to enter into and carry out its obligations under this Agreement.

(b)                                Due Authorization, Execution and Delivery. The execution, delivery, and performance of this Agreement by the persons executing the same on behalf of Purchaser have been duly and validly authorized.

(c)                                 Legal, Valid, Binding and Enforceable. This Agreement and the other agreements and instruments contemplated hereby constitute legal, valid and binding obligations of Purchaser, enforceable in accordance with their respective terms.

(d)                                No Consents. Other than approvals from the Nevada, Colorado and Virginia Gaming Authorities and consents that may be necessary to assign to Purchaser the Assumed Contracts as contemplated herein, no material consent, license, permit, order, approval or authorization of any Governmental Authority or private party is required in connection with the execution, delivery and performance of this Agreement by Purchaser.

(e)                                 No Conflict / No Breach. Assuming receipt of all requisite consents and approvals in connection with the consummation of the transactions contemplated hereby, the execution, delivery or performance of this Agreement do not, with or without the giving of notice and/or the passage of time (a) violate any provision of Law applicable to Purchaser or which would prevent the consummation of the transactions contemplated by this Agreement or (b) conflict with or result in the breach or termination of, or constitute a default under or pursuant to any indenture, mortgage or deed of trust or any judgment, order, injunction, decree or ruling of any court or Governmental Authority, or any other agreement or instrument by which Purchaser is bound, or to which it is subject, or which would prevent the consummation of the transactions contemplated by the Agreement.

(f)                                   Brokers and Finders. Purchaser has not incurred any obligation or liability to any party for any broker fees, agent’s commissions or finder’s fees in connection with the transactions contemplated hereby.

Section 7.3                                     Continued Validity. The representations and warranties contained herein shall survive the Closing for a period of twenty-four (24) months and shall terminate and be of no further force or effect twenty-four months following the Closing Date (except to the extent a Party has made a claim with respect to such representations or warranties prior to such expiration, as provided below, in which case the representations and warranties subject to such proceeding shall survive until final resolution or settlement of such claim); provided that the representations and warranties of Seller set forth in (i) Section 7.1(l) and Section 7.1(s) shall survive for the applicable statute of limitations, (ii) Section 7.1(f)(ii)(A) shall survive indefinitely, and (iii) Section 7.1(cc) shall survive for three (3) years. Any claim with respect to the truth, accuracy or completeness of any representation or warranties of either Party (other than those referenced in clauses (i), (ii) or (iii) above) must be made in writing, if at all, prior to twenty-four months following the Closing Date and, if not made on or before such date, shall be void and of no force or effect.

ARTICLE VIII

COVENANTS

Section 8.1                                      Operation of the Business. Except to the extent set forth in Section 8.1 of the Disclosure Schedule, during the period from the date hereof until the Closing:

(a)                                 Seller shall operate the Business in the ordinary course and only in the ordinary course of business in accordance with past practices consistently applied.

(b)                                Seller shall not, without the prior written consent of Purchaser (which consent shall not be unreasonably withheld), enter into any Contract or lease providing for payments by Seller in excess of $50,000, or any Contracts providing for payments by Seller in excess of $200,000 in the aggregate, or modify, extend or terminate any existing material Contract with respect to the Business, other than in the ordinary course of business. All insurance policies with respect to the Business shall be maintained in full force and effect.

(c)                                 Seller shall not waive any rights of material value which are included in the Assets.

(d)                                Seller will not enter into advance bookings for any time after fifteen months from the date hereof. Seller will not enter into any other advance bookings other than in the ordinary course of business.

(e)                                 Seller shall not sell or otherwise dispose of any Asset with a value in excess of $50,000, or any Assets with an aggregate value in excess of $200,000, except Inventory used or sold in the ordinary course of business.

(f)                                   Except as otherwise requested by Purchaser and without making any commitment on its behalf, Seller shall maintain the Assets in the ordinary course of business. Seller shall also use commercially reasonable efforts to keep its business organization at the Business substantially intact and to preserve for Purchaser the good will of suppliers, customers and others having business relations with Seller in connection with the Business or otherwise serving the Business.

(g)                                Seller shall not adopt or amend any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment or other employee benefit plan, agreement, trust, plan, fund or other arrangement for the benefit or welfare of any employee or increase in any manner the compensation or fringe benefits of any employee or pay any benefit not required by any existing plan.

(h)                                Seller shall not make any representation to any employee of Seller that is inconsistent with or contrary to the provisions of this Agreement.

(i)                                    Seller shall use commercially reasonable efforts to comply in all material respects with the Laws of the Nevada, and with all such other applicable Laws as may be required for the conduct of the Business;

(j)                                    No change will be made affecting the banking of the Business without Purchaser’s prior written approval.

(k)                                 No indebtedness shall be incurred with respect to the Assets or the Business nor shall any lien, mortgage, deed of trust, security interest or other encumbrance be created or suffered with respect thereto or any portion thereof, except such as would be repaid by Seller at the Closing.

(l)                                    Seller shall not make any guaranty of any third party obligation, except for endorsement of checks in the ordinary course of business.

(m)                              All business and financial records of the Business shall be maintained in accordance with practices current on the date hereof.

(n)                                Within twenty (20) days after the end of each month following the date of this Agreement Seller shall provide to Purchaser an unaudited balance sheet as of the end of such month and an unaudited statement of income for Pinon Plaza for the periods commencing on the first of such month and ending as of the end of such month.

(o)                                At Purchaser’s request, Seller shall provide Purchaser with copies of all material gaming financial reports, if any, filed by Seller with respect to the Business with the State of Nevada and/or local gaming authorities between the date hereof and the Closing.

(p)                                Seller will notify Purchaser in writing of any actual, threatened or pending claims arising in relation to the conduct of the Business and reasonably expected to result in a judgment against Seller in excess of $25,000, a lien on any of the Assets or the inability to close the transactions contemplated hereby promptly after Seller learns of any such actual, threatened or pending claims.

(q)                                From and after the date hereof, Seller shall, in the event of a spill or other release of Hazardous Substances on or at the Leased Land, give Purchaser a copy of any notice or report filed with any and all Governmental Authorities relating to such spill or release concurrently with such agency filings. Seller shall promptly forward to Purchaser copies of all correspondence, orders, notices, permits, applications or other communications and reports in connection with any such event or any other matter relating to Environmental Laws as they may affect the Leased Land.

(r)                                   Seller shall consult with Purchaser with respect to any renegotiation of any Collective Bargaining Agreement.

(s)                                 Seller shall not, without Purchaser’s prior written approval, enter into any new Collective Bargaining Agreement with any union, unless such agreement is on terms substantially similar to agreements entered into between such union and other resort and casino properties in downtown Carson City, Nevada.

(t)                                   Seller shall not take any action which would require any notification pursuant to the notice provisions of the WARN Act.

Section 8.2                                      Non-Solicitation. From and after the date hereof, until the earlier of the Closing or the Outside Date (the “No Solicitation Period”), Seller shall not in any way, directly or indirectly, solicit, accept, negotiate, consider or request other offers or proposals for the purchase or sale (or change of ultimate ownership in any form) of all or any portion of the Assets or the Business (a “Purchase Offer”) or enter into discussions therefor. If Seller receives a Purchase Offer during the No Solicitation Period, Seller shall immediately notify Purchaser in writing.

Section 8.3                                      Access to Properties and Records.

(a)                                 During the period from the date hereof to the Closing Date, Purchaser and Purchaser’s counsel, accountants and other representatives shall have full access during normal business hours, to the Business, the Assets and all books, contracts, commitments and records with respect to the Business, shall be able to consult with any and all of Seller’s employees, accountants and other advisors and consultants regarding the Business and shall be furnished during such period with all such information concerning the Business and the Assets as Purchaser may reasonably request. In connection therewith, Purchaser and its representatives shall be entitled to make tests and surveys. Purchaser shall not, however, conduct any on-site investigations or contact any of Seller’s employees without the prior approval, oral or written, of Clark G. Russell, which shall not be unreasonably withheld, conditioned or delayed. After the Closing Date,

Purchaser shall provide Seller with access to, upon prior reasonable written request specifying the need therefor, during regular business hours, such books and records, and Seller and its representatives shall have the right to make copies of such books and records.

(b)                                During the period from the date hereof to the Closing Date, Seller covenants and agrees to promptly furnish to Purchaser all information and data in Seller’s possession, under Seller’s control or to which Seller has access reasonably requested by Purchaser in order to assist Purchaser to secure the permits, licenses, approvals and other authorizations contemplated by this Agreement.

(c)                                 Each of Seller and Purchaser shall preserve until the fourth (4th) anniversary of the Closing Date, all books and records possessed or to be possessed by such Party relating to any of the Assets or the Assumed Liabilities, except that either Party may destroy any such books and records in its possession, provided that (i) such Party provides reasonable written notice to the other Party stating its intent to do so and offering to transfer such books and records to the other Party, and (ii) the other Party declines in writing or does not respond to the notice for a period of 30 days.

(d)                                After the Closing Date, Purchaser shall provide Seller with access to all books and records relating to the Assets and the operation of the Business prior to the Closing, and to employees of Seller who have been hired by Purchaser, in each case as is reasonably necessary for Seller to discharge the Retained Liabilities, comply with all Laws, and otherwise to wind up the affairs of Seller.

Section 8.4                                      Notice of Inaccuracy.

(a)                                 Promptly upon either Party becoming aware of the occurrence of, or the impending or threatened occurrence of, any event which would cause a breach of any of its own representations or warranties contained in Section 7.1 or Section 7.2, as the case may be, or an inability of such Party to deliver the certificate to be delivered by it pursuant to Section 9.4, Section 9.5, Section 10.3 or Section 10.4, as the case may be, such Party shall disclose each such event, in reasonable detail, by means of a written notice thereof to the other Party and such Party shall use its reasonable commercial efforts to remedy the same. No disclosure by any Party pursuant to this Section 8.4(a), however, shall be deemed to amend or supplement the Schedules attached hereto or to prevent or cure any misrepresentations, breach of warranty, or breach of covenant or to satisfy any Closing condition.

(b)                                Each Party shall, promptly upon acquiring knowledge of the occurrence of any event that would cause the conditions to its obligations set forth in ARTICLE IX and ARTICLE X, as applicable, to fail to be fulfilled at the Closing, notify the other Party of such event.

(c)                                 Each Party shall promptly notify the other Party of any action, suit or proceeding that shall be instituted or overtly threatened against such Party to restrain, prohibit or otherwise challenge the legality of any transaction contemplated by this Agreement.

Section 8.5                                      ERISA. Promptly after execution of this Agreement, Seller shall request (and furnish to Purchaser when obtained) writings from all Multi-Employer Plans to which Seller contributes with respect to the Business, confirming Seller’s and its subsidiaries’ potential withdrawal liability (“Withdrawal Liability”) with respect to each such Multi-Employer Plan as of the most recent practicable date before the Closing Date.

Section 8.6                                      Labor Agreement Commitments; Employees.

(a)                                 Purchaser shall offer employment as of the Closing Date to each Represented Employee, Nonrepresented Employee and employees who are hired after the date hereof (the “Transferred Employees”) (i) in a position comparable to the position that such Person held with Seller, and (ii) at an initial base salary at an annual rate of not less than that which the Person was receiving from Seller immediately prior to the Closing. Each such Person who is a Nonrepresented Employee (other than Nonrepresented Employees of Seller who are parties to written employment agreements listed in Section 8.6(a) of the Disclosure Schedule which are required to be assigned to and assumed by Purchaser under Section 3.1(b)) shall be employed on an at-will basis. Nothing in this Section 8.6(a), express or implied, is intended to confer, nor shall anything herein confer, (a) on any Person other than the Parties and the respective successors or permitted assigns of the Parties, any rights or remedies or (b) on any Person hired by Purchaser any right to remain in the employ of Purchaser or its Affiliates, nor shall anything in this Section 8.6(a) affect the right of Purchaser or its Affiliates to discharge at any time, with or without notice or cause, any such Person hired by Purchaser. Provided that Purchaser has complied with the covenants set forth in this Section 8.6(a), effective as of the Closing, Seller shall terminate the employment by the Business of all individuals on its active payroll, on lay-off status, and on leave of absence.

(b)                                Purchaser shall not take any action which causes the notice provisions of the WARN Act to be applicable to the transactions contemplated by this Agreement.

(c)                                 Effective as of the Closing, Purchaser shall assume from Seller any and all liabilities and obligations to Transferred Employees of Seller as of the Closing Date in respect of paid time off accrued on or prior to the Closing Date to the extent set forth in Section 3.1(a). Purchaser shall indemnify and hold harmless Seller and its Affiliates from and against any and all Losses incurred, suffered by, or claimed against them directly or indirectly as a result of, or based upon or arising from the foregoing assumption or the failure by Seller to have paid such amounts to such personnel upon the termination of their employment with Seller.

(d)                                Promptly after the execution of this Agreement, Seller shall advise each union that is party to a Collective Bargaining Agreement of the matters contemplated hereunder and use its best efforts to secure such union’s written agreement that Purchaser shall be Seller’s successor to the Collective Bargaining Agreement. Upon consummation of the Closing, Purchaser agrees to be bound by all terms and conditions of the Collective Bargaining Agreement on and after the Closing Date.

(e)                                 Purchaser will provide continuation health care coverage to all Transferred Employees and their qualified beneficiaries who incur a qualifying event after the Closing Date in accordance with and to the extent required under the continuation health care coverage requirements of Section 4980B of the Code and Sections 601 through 608 of ERISA (“COBRA”). Seller and its Affiliates will be responsible for providing continuation coverage and all related notices to the extent required by law to any employee of Seller or qualified beneficiary who incurs or incurred a qualifying event under COBRA on or before the Closing Date, until such time as Seller and its Affiliates no longer maintain any group health plans, and thereafter Purchaser shall be responsible for all COBRA compliance as provided in the COBRA regulations.

Section 8.7                                      Governmental Permits and Approvals. Each of the Parties shall as promptly as practicable prepare, submit and file (or cause to be prepared, submitted and filed) all applications, notices and requests for, and shall use all reasonable efforts to obtain as promptly as practicable, all permits and approvals of all Governmental Authorities that may be or become necessary on each of their part, respectively, for their execution and delivery of, and the performance of their obligations under, this Agreement, and will cooperate fully with each other in promptly seeking to obtain all such permits and approvals. The Seller, on the one hand, and Purchaser, on the other hand, shall bear their own costs and expenses incurred or fees paid to Governmental Authorities to obtain such approvals and permits.

Section 8.8                                      Consents and Approvals for Assumed Contracts.

(a)                                 To the extent that the assignment of any of the Assumed Contracts requires the consent of any other party thereto, or shall be subject to any option in any other Person by virtue of a request for permission to assign, or by reason of or pursuant to any assignment to Purchaser, this Agreement shall not constitute a contract to assign the same if any attempted assignment would constitute a breach thereof or give rise to such an option. Each of the Parties shall as promptly as practicable prepare, submit and file (or cause to be prepared, submitted and filed) all applications, notices and requests for, and shall use all reasonable efforts to obtain as promptly as practicable, all such consents, and will cooperate fully with each other in promptly seeking to obtain all such permits and approvals. All such consents shall be in writing and in a form reasonably acceptable to Purchaser.

(b)                                If any such consent is not obtained, or if for any reason any such assignment is not consummated, then, without limiting any other rights or remedies Purchaser may have, Seller shall, at Purchaser’s request, cooperate with Purchaser to provide for Purchaser the benefit, monetary or otherwise, of the Assumed Contract at issue, including, without limitation, enforcement of any and all rights of Seller against the other party to such Assumed Contract arising out of any breach or cancellation thereof by such party or otherwise.

(c)                                 Purchaser shall bear all costs of obtaining and shall make any deposits or similar payments reasonably requested in connection with obtaining the required consents of third parties to the assignment, novation or renewal of any Assumed Contract or Transferred Permit, if the party from whom such consent is required has refused, and is contractually entitled to refuse, to grant such consent by reason of Purchaser’s credit quality. Otherwise, costs of obtaining such consents shall be borne by Seller.

Section 8.9                                      Observers. Subject to any required approval of any Nevada Gaming Authority, Purchaser shall have the right, prior to Closing, to place its agents in the Business for the purpose of observing the conduct of the Business. Purchaser agrees that such agents shall not interfere with the normal operation of the Business prior to Closing. Notwithstanding the foregoing, prior to the Closing Date, Purchaser shall not directly or indirectly control, supervise, direct or interfere with, or attempt to control, supervise, direct or interfere with, the Business.

Section 8.10                                Certificates of Inspection. Prior to the Closing, upon Purchaser’s request, Seller will use its commercially reasonable efforts to deliver to Purchaser full, correct and complete copies of certificates of inspection bearing a date not more than thirty (30) days prior to the Closing Date with respect to the Premises from the Carson City Fire Department, the Carson City Department of Building and Safety and the Carson City County Health Department.

Section 8.11                                Notices of Governmental Action. Prior to the Closing, Seller shall provide Purchaser with written notice of any zoning proceedings which would materially and adversely affect the use and operation of the Premises as it is currently used and operated by Seller, including, but not limited to, any action which could cause the operation of the Business on any portion of the Assets or Business to constitute a non-conforming use.

Section 8.12                                Nevada Gaming Authorities. The Parties shall cooperate to prepare a detailed closing memorandum with respect to the transactions contemplated hereby and submit it to the Nevada Gaming Authorities with sufficient time to allow their review and approval prior to the Closing Date. The parties agree that Purchaser shall within thirty (30) days of execution of this Agreement submit any and all necessary applications to complete this sale and lease to the Nevada Gaming Authorities.

Section 8.13                                Consummation of Agreement. Each of the Parties and the Trust shall use their commercially reasonable efforts to perform and fulfill all obligations and conditions on their part to be performed and fulfilled under this Agreement to the end that the transactions contemplated by this Agreement shall be fully carried out.

Section 8.14                                Continued Efforts for Consents to Assumed Contracts. If any consent, approval, novation or waiver necessary for assignment and delegation of any Assumed Contract or Transferred Permit is not obtained prior to or on the Closing Date, then, for a period of six (6) months after the Closing Date, each of Seller and Purchaser shall use their respective commercially reasonable efforts and shall cooperate with each other to obtain all such consents, approvals, novations and waivers necessary to assign and delegate to Purchaser all such Assumed Contracts and Transferred Permits; provided, however, that, in each such case, neither Seller nor Purchaser shall be obligated to commence any litigation or offer or grant any accommodation (financial or otherwise) to any Person or incur any other obligation or liability therefor.

Section 8.15                                Substitution. Purchaser shall use all commercially reasonable efforts to substitute, as of the Closing Date, with respect to each Assumed Contract (including any guaranties or other credit support with respect thereto) and Transferred Permit, Purchaser or Jacobs Entertainment, Inc. (or such other Person as may be acceptable to the obligee thereunder) for the Seller or its Affiliates, as the case may be, and to cause the Seller and its Affiliates to be forever released from all liability in respect thereof; provided that in no event shall any Person other than Purchaser or Jacobs Entertainment, Inc. be required to assume any such obligation. If such substitution is not accepted by any third party to any such Assumed Contract, guaranty, letter of credit, bond or other indemnity obligation, Purchaser shall provide to Seller bonds, letters of credit or other reasonable assurances of performance reasonably acceptable to Seller to support Seller’s (or an Affiliate of Seller’s) performance under each such Assumed Contract, guaranty, letter of credit, bond or other indemnity obligation.

Section 8.16                                Access to Employee Records. Until Closing, upon written request from Purchaser, Seller shall provide Purchaser reasonable access to its employee records to the extent permitted by applicable Law.  Notwithstanding the foregoing, in no event shall Seller be liable to Purchaser for any inaccuracy or omission contained in such records.

Section 8.17                                Telephone and Fax Numbers. On or before the Closing Date, Seller shall arrange for the transfer of the telephone numbers, e-mail addresses and domain names associated with the Business to Purchaser effective as of the Closing Date.

Section 8.18                                Press Releases. Except as expressly permitted in this Section 8.19 or as required by applicable Law, prior to the completion of the Closing, neither Party shall grant interviews, issue any press release or make any similar public announcement concerning the execution or performance of this Agreement or the transactions contemplated hereunder unless the content thereof is approved in advance by Purchaser and Seller. Thereafter, each party may grant interviews and make public statements regarding the general transactions contemplated hereunder without the approval of the other party.

Section 8.19                                Confirmation of Certain Personal Property. Not more than fifteen (15) days prior to Closing, the Parties shall jointly participate in taking a physical count and inventory of the Personal Property to ensure compliance with Section 8.1(e) (the “Second Personal Property Inventory”).

Section 8.20                                Liabilities Paid at Closing. On or before the Closing Date, Seller shall pay off any liabilities of the type historically accounted for in the categories listed in Section 3.1(a) and Section 3.2(d). In addition, Seller shall be permitted on or before the Closing Date to pay off any other liabilities of the type historically accounted for in the categories listed in Section 3.2.

Section 8.21                                Casualty Loss and Condemnation. After the date hereof and prior to the Closing, in the event of, (i) the destruction of, or material damage to, any material Asset, or (ii) the condemnation of any material Asset, Purchaser, at its option, may by written notice to Seller prior to Closing request that Seller, and upon any such request, Seller shall (x) pay to Purchaser, at the Closing, all sums theretofore paid to Seller by third parties by reason of such condemnation, destruction or damage, and (y) assign to Purchaser, at the Closing, all of the right, title and interest of Seller in any to any unpaid awards or other amounts payable by third parties or under Seller’s personal property and casualty insurance policies arising out of such condemnation, destruction or damage; provided that, upon making such request, Purchaser shall waive its right to terminate this Agreement pursuant to Section 11.3(d). Except as set forth in the preceding sentence, nothing in this Section 8.22 shall affect the rights of Purchaser to terminate this Agreement pursuant to Section 11.3(d).

ARTICLE IX

CONDITIONS PRECEDENT TO THE OBLIGATIONS OF PURCHASER

The obligations of Purchaser to consummate at the Closing the purchase of the Assets, the assumption of the Assumed Liabilities and the other transactions contemplated hereby are subject to the fulfillment, prior to or at the Closing on the Closing Date, of each of the following express conditions precedent (the “Purchaser’s Conditions Precedent”), any or all of which may be waived by Purchaser in writing:

Section 9.1                                      Licenses. Purchaser and all other Persons affiliated with Purchaser required to do so in order to operate the Business in the manner conducted by Seller as of the date hereof shall have obtained the necessary gaming licenses and approvals to the assignment of relevant liquor licenses to permit them to lawfully operate the Business as so contemplated.

Section 9.2                                      Approval to Transfer Gaming Devices. Seller shall have obtained all material approvals necessary to transfer all gaming devices constituting a portion of the Assets to Purchaser, except as would not have a material adverse effect on the Business.

Section 9.3                                      Absence of Material Change. There shall not have occurred any material adverse change since the date hereof in the Business, the Assets or results of operations of the Business, including, without limitation, a material decrease in revenues.

Section 9.4                                      Representations and Warranties. Each of the representations and warranties of Seller and Trust set forth in Section 7.1 of this Agreement shall be true and correct in all material respects on the Closing Date as though made on the Closing Date, and Seller shall have delivered to Purchaser a certificate or certificates to such effect, in form and substance reasonably satisfactory to Purchaser and dated the Closing Date, signed by and on behalf of Seller and Trust by their duly authorized representatives.

Section 9.5                                      Covenants. Seller shall have performed and complied in all material respects with all of the covenants and agreements on Seller’s part to be performed and complied with as set forth herein and Seller shall have delivered to Purchaser a certificate or certificates to such effect, in form and substance reasonably satisfactory to Purchaser and dated the Closing Date, signed by and on behalf of Seller by its duly authorized representative(s).

Section 9.6                                      Absence of Litigation. No action or proceeding by any unaffiliated third party shall have been instituted (or threatened or proposed) before any court or Governmental Authority to enjoin, restrain, prohibit or otherwise challenge the legality or validity of the transactions contemplated hereby or to obtain substantial damages in respect of, or which is related to or arises out of, this Agreement or the consummation of the transactions contemplated hereby or thereby.

Section 9.7                                      No Change in Law. Since the date of this Agreement there shall have been no change in any applicable Law that makes it illegal for any Party hereto to perform its obligations hereunder (i) enacted (and not effectively vetoed), whenever effective, (ii) adopted as a final regulation pursuant to formal rule making, order-issuing or regulatory authority by any agency, board, commission, or other administrative, executive, or other regulatory body having jurisdiction over the Assets, or (iii) embodied in a final, formal ruling, order or decision of any judicial body having jurisdiction over the Assets.

Section 9.8                                      Required Consents. The Parties shall have received all of the consents, estoppels and approvals described in Section 7.1(d) of the Disclosure Schedule (the “Required Consents”) and such consents, estoppels and approvals shall remain in effect on the Closing Date.

Section 9.9                                      Best Western Franchise. Purchaser shall have obtained a license or franchise to use the name “Best Western”, its signage and computer reservation systems.

Section 9.10                                Seller’s Closing Deliverables. At the Closing, and concurrently with the delivery of the Purchaser’s Closing Deliverables, Seller and Trust shall have executed and delivered, or caused to have been delivered, to Purchaser Seller’s Closing Deliverables, each of which shall be in full force and effect and shall be in form and substance reasonably satisfactory to Purchaser.

ARTICLE X

CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLER

The obligations of Seller to consummate at Closing the sale of the Assets, the assignment of the Assumed Liabilities and other transactions contemplated hereby are subject to the fulfillment, prior to or at the Closing on the Closing Date, of each of the following express conditions precedent (the “Seller’s Conditions Precedent”), any or all of which may be waived by Seller in writing:

Section 10.1                                Licenses. Purchaser and all other Persons affiliated with Purchaser required to do so in order to operate the Business in the manner conducted by Seller as of the date hereof shall have obtained the necessary gaming licenses and approvals to the assignment of relevant liquor licenses to permit them to lawfully operate the Business as so contemplated.

Section 10.2                                Approval to Transfer Gaming Devices. Seller shall have obtained all material approvals necessary to transfer all gaming devices constituting a portion of the Assets to Purchaser, except as would not have a material adverse effect on the Business.

Section 10.3                                Representations and Warranties. Each of the representations and warranties of Purchaser contained or referred to herein shall be true and correct in all material respects on the Closing Date as though made on the Closing Date and Purchaser shall have delivered to Seller a certificate or certificates to such effect, in form and substance reasonably satisfactory to Seller and dated the Closing Date, signed by and on behalf of Purchaser by its duly authorized representative.

Section 10.4                                Covenants. Purchaser shall have performed and complied in all material respects with all of the covenants and agreements on Purchaser’s part to be performed and complied with as set forth herein and Purchaser shall have delivered to Seller a certificate or certificates to such effect, in form and substance reasonably satisfactory to Seller and dated the Closing Date, signed by and on behalf of Purchaser by its duly authorized representative.

Section 10.5                                Absence of Litigation. No action or proceeding by any unaffiliated third party shall have been instituted (or threatened) before any court or Governmental Authority to enjoin, restrain, prohibit or otherwise challenge the legality or validity of the transactions contemplated hereby or to obtain substantial damages in respect of, or which is related to or arises out of, this Agreement or the consummation of the transactions contemplated hereby.

Section 10.6                                No Change in Law. Since the date of this Agreement there shall have been no change in any applicable Law that makes it illegal for any Party hereto to perform its obligations hereunder (i) enacted (and not effectively vetoed), whenever effective, (ii) adopted as a final regulation pursuant to formal rule making, order-issuing or regulatory authority by any agency, board, commission, or other administrative, executive, or other regulatory body having jurisdiction over the Assets, or (iii) embodied in a final, formal ruling, order or decision of any judicial body having jurisdiction over the Assets.

Section 10.7                                Required Consents. The Parties shall have received all of the Required Consents and such consents and approvals shall remain in effect on the Closing Date.

Section 10.8                                Purchaser’s Closing Deliverables. At the Closing, and concurrently with the delivery by the Seller of the Seller’s Closing Deliverables, Purchaser shall have executed and delivered, or caused to have been executed and delivered, to Seller the Purchaser’s Closing Deliverables, each of which shall be in full force and effect and shall be in form and substance reasonably satisfactory to Seller.

ARTICLE XI

TERMINATION

Section 11.1                                Termination by Mutual Consent. This Agreement may be terminated prior to Closing by mutual agreement of Seller and Purchaser. Upon such termination, this Agreement shall terminate and neither Purchaser nor Seller shall have any further obligation or liability to the other hereunder.

Section 11.2                                Termination by Seller. Seller may terminate this Agreement by giving written notice to Purchaser at any time prior to the Closing:

(a)                                 in the event Purchaser has breached any representation, warranty, or covenant contained in this Agreement in any material respect, Seller has notified Purchaser of the breach, and the breach has continued without cure for a period of thirty (30) days after the notice of breach;

(b)                                in the event any of the Seller’s Conditions Precedent shall have become incapable of fulfillment; or

(c)                                 if the Closing shall not have occurred on or before the Outside Date.

Section 11.3                                Termination by Purchaser. In addition to its termination rights under Article V hereof, Purchaser may terminate this Agreement by giving written notice to Seller at any time prior to the Closing:

(a)                                 in the event Seller has breached any representation, warranty, or covenant contained in this Agreement in any material respect, Purchaser has notified Seller of the breach, and the breach has continued without cure for a period of thirty (30) days after the notice of breach or until the Outside Date, whichever is sooner;

(b)                                in the event any of the Purchaser’s Conditions Precedent shall have become incapable of fulfillment;

(c)                                 if the Closing shall not have occurred on or before the Outside Date; or

(d)                                in the event there shall have occurred any casualty, damage, injury or other adverse change to the Assets which could reasonably be expected to have a replacement cost in excess of $250,000.

Section 11.4                                Effect of Termination. If any Party terminates this Agreement pursuant to ARTICLE V or this ARTICLE XI, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Person; provided, however, that no termination shall relieve Seller from any liability arising from or relating to Seller’s breach of this Agreement at or prior to termination; and provided further, that if the Deposit is paid to Seller under Section 4.1(d) such amount with Accrued Interest shall constitute liquidated damages and the Seller shall have no further rights or remedies against Purchaser at law or in equity.

ARTICLE XII—NO PROVISION

ARTICLE XIII

GENERAL INDEMNIFICATION

Section 13.1                                Agreement of Seller and Trust to Indemnify Purchaser. Subject to the terms and conditions of this ARTICLE XIII, after the Closing, Seller and Trust hereby agree jointly and severally to indemnify, defend and hold harmless Purchaser, its Affiliates, and their respective directors, officers, employees, agents and representatives from, against, for and in respect of any and all Losses asserted against, relating to, imposed upon or incurred by Purchaser by reason of, resulting from, based upon or arising out of:

(a)                                 Seller’s or Trust’s breach of any representation or warranty of Seller or Trust contained in or made pursuant to this Agreement, or the breach by Seller or Trust of any covenant or agreement made in or pursuant to this Agreement;

(b)                                Seller’s ownership or operation of the Business prior to the Closing Date, other than Losses relating to, imposed by reason of, resulting from, based on or arising out of the Assumed Liabilities; or

(c)                                 the Retained Liabilities.

Section 13.2                                Agreement of Purchaser to Indemnify Seller. Subject to the terms and conditions of this ARTICLE XIII, after the Closing, Purchaser hereby agrees to indemnify, defend and hold harmless Seller, its Affiliates, and their respective directors, officers, employees, agents and representatives from, against, for, and in respect of any and all Losses asserted against, relating to, imposed upon or incurred by Seller or such persons by reason of, resulting from, based upon or arising out of:

(a)                                 Purchaser’s breach of any representation or warranty of Purchaser contained in or made pursuant to this Agreement, or the breach by the Purchaser of any covenant or agreement made in or pursuant to this Agreement;

(b)                                Purchaser’s ownership or operation of the Business on or after the Closing Date, other than Losses relating to, imposed by reason of, resulting from, based on or arising out of the Retained Liabilities;

(c)                                 the exercise by Purchaser and/or its agents, employees or contractors of Purchaser’s rights under Section 8.3(a); or

(d)                                the Assumed Liabilities.

Section 13.3                                Effect of Closing Over Known Unsatisfied Conditions or Breached Representations, Warranties or Covenants. If either Party elects to proceed with the Closing with actual knowledge of any failure to be satisfied of any condition in its favor or the breach of any representation, warranty or covenant by the other Party, the condition that is unsatisfied or the representation, warranty or covenant which is breached at the Closing Date shall be deemed to be irrevocably waived by such Party, and such Party shall be deemed to fully release and forever discharge the other Party on account of any and all claims, demands or charges, known or unknown, with respect to the same.

Section 13.4                                Mitigation. The Indemnified Parties shall take all reasonable steps to mitigate all Losses, including availing themselves of any defenses, limitations, rights of contribution, claims against third parties and other rights at law or in equity, and shall provide such evidence and documentation of the nature and extent of any liability as may be reasonably requested by the Indemnitor. Each Indemnified Party shall act in a commercially reasonable manner in addressing any Losses that may provide the basis for an indemnifiable claim (that is, each Indemnified Party shall respond to such Loss in the same manner that it would respond to such Loss in the absence of the indemnification provided for in this Agreement). Any request for indemnification of specific costs shall include invoices and supporting documents containing reasonably detailed information about the costs and/or damages for which indemnification is being sought.

Section 13.5                                Limitations on Indemnification. Any indemnifiable claim shall be limited to the amount of actual damages sustained by the Indemnified Parties by reason of such breach or nonperformance, net of (i) any net Tax benefits realized or realizable by the Indemnified Parties based on the present value thereof by reason of such Losses, and (ii) the dollar amount of any insurance proceeds receivable by the Indemnified Parties with respect to such Losses. Seller and Trust shall not be required to indemnify any Person under Section 13.1 except to the extent that the aggregate of all amounts for which indemnity would otherwise be payable by Seller exceeds $50,000 and then only to the extent of the excess over that amount. For purposes of measuring the Loss suffered as a result of a breach of representations and warranties in calculating whether the threshold in the preceding sentence has been met (but not for purposes of determining whether any representation or warranty has been breached), any representation or warranty which contains a materiality or similar limitation (such as a dollar threshold) shall be read as if it did not contain such limitation. For purposes of indemnification, in no event shall an individual breach of any representation or warranty be considered until the Loss relating thereto exceeds $10,000. Sellers’ and Trust’s indemnity obligations under Section 13.1 shall be limited, in the aggregate, to the amount of the Purchase Price.

Section 13.6                                Exclusive Remedy. Except in respect of remedies for actual fraud by a Party, the indemnities set forth in this Agreement shall be the exclusive remedies of the Parties with respect to each other related to the subject matter of this Agreement, and each Party waives any other statutory, equitable or common law remedy which such party would otherwise have for any breach of this Agreement or with respect to any liability arising from, or related to, the Business, the Assets or the Assumed Liabilities.

ARTICLE XIV

PROCEDURES FOR INDEMNIFICATION

Section 14.1                                Procedures for Indemnification.

(a)                                 A claim for indemnification hereunder (herein referred to as an “Indemnification Claim”) other than a Third Party Claim shall be made by Indemnitee by delivery of a written declaration to Indemnitor requesting indemnification and specifying the basis on which indemnification is sought and the amount of asserted Losses.

(b)                                If the Indemnification Claim involves a Third Party Claim, the procedures set forth in Section 14.2 shall be observed by Indemnitee and Indemnitor.

(c)                                 If the Indemnification Claim involves a matter other than a Third Party Claim, the Indemnitor shall have sixty (60) days to object to such Indemnification Claim by delivery of a written notice of such objection to Indemnitee specifying in reasonable detail the basis for such objection. During such time, the Indemnified Parties shall make available to Indemnitor all facts and records within their possession or control relating to such claim. Failure by Indemnitor to timely so object shall constitute acceptance of the Indemnification Claim by the Indemnitor and the Claim shall be paid in accordance with Section 14.1(d).

(d)                                Upon a final determination of the amount of an Indemnification Claim, Indemnitor shall pay the amount of such finally determined Indemnification Claim within ten (10) days of the date such amount is determined.

Section 14.2                                Defense of a Third Party Claim. If any claim is made, or suit or proceeding (including a binding arbitration or an audit by any Taxing authority) is instituted against an Indemnified Party by any Person other than Indemnitor that, if prosecuted successfully, would be a matter for which such Indemnified Party is entitled to indemnification under this Agreement (herein referred to as a “Third Party Claim”), the obligations and liabilities of the Parties hereunder with respect to such Third Party Claim shall be subject to the following terms and conditions:

(a)                                 The Indemnified Party shall give the Indemnitor written notice of any such claim promptly after receipt by the Indemnified Party of actual notice thereof, but any failure to do so shall not relieve the Indemnitor from any liability which it may have except to the extent such failure would prejudice the Indemnitor. Upon receipt of such notice, Indemnitor shall undertake the defense thereof by representatives of its own choosing reasonably acceptable to the Indemnified Party. If, however, the Indemnitor fails or refuses to undertake the defense of such claim within thirty (30) days after written notice of such claim has been given to the Indemnitor by the Indemnified Party, or at least five (5) days before any answer or similar pleading is required, whichever is sooner, the Indemnified Party shall have the right to undertake the defense and, subject to Section 14.3, settlement of such claim with counsel of its own choosing. In the circumstances described in the preceding sentence, the Indemnified Party shall, promptly upon its determination of the amount of such Loss, make an Indemnification Claim as specified in Section 14.1.

(b)                                The Indemnified Parties and the Indemnitor shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim including making available records relating to such claim and furnishing, without expense to the Indemnitor, and providing access to management employees of the Indemnified Party as may be reasonably necessary for the preparation of the defense of any such claim or for testimony as witnesses in any proceeding relating to such claim.

Section 14.3                                Settlement of Third Party Claims. No settlement of a Third Party Claim involving the asserted liability of a Party under this ARTICLE XIV shall be made without the prior written consent by or on behalf of such Party, unless such settlement includes a full release of such Party acceptable to such party in its reasonable discretion.

ARTICLE XV

LIMITATION OF LIABILITY

IN NO EVENT WILL EITHER PARTY OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, AGENTS, CONTRACTORS, SUBCONTRACTORS, VENDORS OR EMPLOYEES HAVE ANY LIABILITY TO THE OTHER INDEMNIFIED PARTY FOR LOSSES WHICH ARE INCIDENTAL, SPECIAL, CONSEQUENTIAL, INDIRECT, PUNITIVE OR EXEMPLARY. NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY TO THE EXTENT THAT SUCH OTHER PARTY HAS RECEIVED PAYMENT FOR SUCH A CLAIM FROM ANOTHER SOURCE, AND ANY PAYMENT OBLIGATION PAYABLE BY A PARTY SHALL BE NET OF ANY TAX BENEFITS OBTAINED BY OR INSURANCE PROCEEDS AVAILABLE TO THE OTHER PARTY.

ARTICLE XVI

DISPUTE RESOLUTION

Section 16.1                                Negotiation. In the event of any dispute or disagreement between Seller and Purchaser as to the interpretation of any provision of this Agreement or the performance of obligations hereunder (a “Dispute”), such Dispute, upon written request of Seller or Purchaser, shall be referred to representatives of the Parties for decision, each Party being represented by a senior executive officer (herein referred to as the “Negotiation Representative”). The Negotiation Representatives shall promptly meet in a good faith effort to resolve the Dispute.

Section 16.2                                Mediation. If the Negotiation Representatives do not agree upon a resolution within thirty (30) days after reference of the Dispute to them (unless such period is extended by mutual agreement of the Parties), the Parties will attempt in good faith to resolve the controversy or claim in accordance with the Model Procedures for Mediation as in effect at such time. The costs of mediation shall be shared equally by the Parties. Any settlement reached by mediation shall be resolved in writing, signed by the Parties and binding on the Parties. The place of any such mediation shall be in Reno, Nevada.

Section 16.3                                Arbitration. If the Dispute has not been resolved pursuant to the foregoing procedures within sixty (60) days after the first meeting with respect to the mediation (which period may be extended by mutual agreement), the Dispute shall be resolved, at the request of either Party, by arbitration conducted in accordance with the provisions of the Federal Arbitration Act (9 U.S.C. Section 1-16) and in accordance with the American Arbitration Association’s Commercial Arbitration Rules as then in effect, by three neutral arbitrators selected by the Parties as follows. Each Party shall select a neutral arbitrator, subject to objection of the other Party, and the two neutral arbitrators chosen by the Parties shall select a third neutral arbitrator. If the two neutral arbitrators selected by the Parties are unable to agree on the selection of the third arbitrator, they shall select an arbitrator according to the procedures established by the American Arbitration Association’s Commercial Arbitration Rules as then in effect. The arbitration of such Dispute, including the determination of any amount of damages suffered by any party hereto by reason of the acts or omissions of any Party, shall be final and binding upon the Parties, except that the arbitrator shall not be authorized to award punitive damages with respect to any such Dispute. The arbitrators shall have the power to decide all questions of arbitrability and of such arbitrators’ jurisdiction. No Party shall seek any punitive damages relating to any matters under, arising out of, in connection with or relating to this Agreement. The Parties intend that this agreement to arbitrate be valid, binding, enforceable and irrevocable. The substantive and procedural Law of the State of Nevada shall apply to any such arbitration proceedings, and the decision of the arbitrators shall be bound by such Law and by the terms of this Agreement. The place of any such arbitration shall be Reno, Nevada. Judgment upon the award rendered by the arbitrators may be entered by any court having jurisdiction thereof.

ARTICLE XVII

MISCELLANEOUS PROVISIONS

Section 17.1                                Notices. Any and all notices and demands by any Party hereto to any other Party, required or desired to be given hereunder shall be in writing and shall be validly given or made only if deposited in the United States mail, certified or registered, postage prepaid, return receipt requested, if made by Federal Express or other similar courier service keeping records of deliveries and attempted deliveries or when served by telecopy or similar facsimile transmission. Service by mail or courier shall be conclusively deemed made on the first Business Day delivery is attempted or upon receipt, whichever is sooner. Facsimile transmissions received during business hours during a Business Day shall be deemed made on such Business Day. Facsimile transmissions received at any other time shall be deemed received on the next Business Day. The Parties may change their address for the purpose of receiving notices or demands as herein provided by a written notice given in the manner aforesaid to the others, which notice of change of address shall not become effective, however, until the actual receipt thereof by the others.

(a)                                  Any notice or demand to Seller or Trust shall be addressed to Seller at:

Capital City Entertainment, Inc.

c/o Best Western Pinon

Plaza Resort

2171 Highway 50 East

Carson City, Nevada 89701

Attention:  Clark G. Russell, President

Facsimile:

With a copy to:

James Todd Russell

Allison, MacKenzie, Russell, Pavlakis, Wright & Fagan, Ltd.

402 North Division Street

Post Office Box 646

Carson City, Nevada 89702

Facsimile:

(b)                                 Any notice or demand to Purchaser shall be addressed to Purchaser at:

Jacobs Entertainment, Inc.

17301 West Colfax Avenue, Suite 250

Golden, Colorado 80401

Attention:  Stephen R. Roark

Facsimile:  303-215-5219

With a copy to:

Samuel E. Wing

Jones & Keller, P.C.

1625 Broadway, Suite 1600

Denver, Colorado 80202

Facsimile:  303-573-0769

Section 17.2                                Construction and Governing Law. The internal laws of the State of Nevada applicable to contracts made and wholly performed therein shall govern the validity, construction, performance and effect of this Agreement.

Section 17.3                                Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement.

Section 17.4                                Integrated Agreement. This Agreement and the other agreements described herein supersede all prior and contemporaneous agreements, oral and written, between the Parties hereto with respect to the subject matter hereof.

Section 17.5                                No Oral Modification. Neither this Agreement, nor any provision hereof, may be changed, waived, discharged, supplemented or terminated orally, but only by an agreement in writing signed by the Party against which the enforcement of such change, waiver, discharge or termination is sought.

Section 17.6                                Successors and Assigns; No Third Party Beneficiaries. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. Except as specifically provided in this Section 17.6, this Agreement is not intended to, and shall not, create any rights in any Person whomsoever except Purchaser and Seller and Trust.

Section 17.7                                Assignment. Neither Party shall assign its rights or delegate its duties under this Agreement without the prior written consent of the other Party hereto. Notwithstanding the foregoing, Purchaser shall have the right, without the consent of Seller, to assign its rights and delegate its duties under this Agreement to an Affiliate of Purchaser; provided, however, that such assignment shall not relieve Purchaser of its obligations and liabilities hereunder. Purchaser shall not sell or otherwise transfer any material asset that constitutes a portion of the Assets to any Affiliate of Purchaser unless, at the time of such transfer, such Affiliate executes a guarantee of Purchaser’s obligations hereunder in form reasonably satisfactory to Seller.

Section 17.8                                Partial Invalidity. If any term, provision, covenant or condition of this Agreement, or any application thereof, should be held by a court of competent jurisdiction to be invalid, void or unenforceable, all terms, provisions, covenants and conditions of this Agreement, and all applications thereof, not held invalid, void or unenforceable shall continue in full force and effect and shall in no way be affected, impaired or invalidated thereby, provided that the invalidity, voidness or unenforceablity of such term, provision, covenant or condition (after giving effect to the next sentence in this Section 17.8) does not materially impair the ability of the parties to consummate the transactions contemplated hereby. In lieu of such invalid, void or unenforceable term, provision, covenant or condition, there shall be added to this Agreement a term, provision, covenant or condition that is valid, not void and enforceable and is as similar to such invalid, void or unenforceable term, provision, covenant or condition as may be possible.

Section 17.9                                No Presumption Against the Draftsman. Each Party having been represented in the negotiation of this Agreement, and having had ample opportunity to review the language hereof, there shall be no presumption against any Party on the ground that such Party was responsible for preparing this Agreement, any of Seller’s Closing Deliverables or any of Purchaser’s Closing Deliverables.

Section 17.10                          Expenses. Subject to the provisions of ARTICLE XIII, all expenses incurred by the Parties hereto in connection with or related to the authorization, preparation and execution of this Agreement and the Closing of the transaction contemplated hereby, including fees and expenses of agents, representatives, counsel and accountants employed by any such Party, shall be borne solely and entirely by the Party which has incurred the same.

Section 17.11                          Guarantee. Jacobs Entertainment, Inc. hereby agrees to cause Purchaser to fulfill, and additionally guarantees, the timely payment and performance of all of the obligations of Purchaser under this Agreement.

Section 17.12                          Further Assurances. The Seller and Trust jointly and severally agree to execute, acknowledge, seal and deliver, after the date hereof, without additional consideration, such further assurances, instruments and documents, and to take such further actions, as the Purchaser may request in order to fulfill the intent of this Agreement and the transactions contemplated hereby.

Section 17.13                          Confidentiality. The parties agree to hold in complete confidence the terms and conditions of this agreement, subject to the obligations of disclosure to the Nevada Gaming Authorities and under federal securities laws. All proprietary information provided to Purchaser shall not be disclosed and shall remain confidential. The parties agree that no announcement of the entering into this Purchase Agreement and or sale shall be made without the consent of the other party. Seller will be given the opportunity to duly notify its employees prior to any disclosure by either party.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

CAPITAL CITY ENTERTAINMENT, INC.

By:

Its:

JACOBS PINON PLAZA ENTERTAINMENT, INC.

By:

Its:

THE CLARK AND JEAN RUSSELL
FAMILY TRUST

By:
Clark G. Russell, Trustee

By:
Jean M. Russell, Trustee

APPENDIX A

to

ASSET PURCHASE AGREEMENT

by and between

CAPITAL CITY ENTERTAINMENT, INC., as “Seller”

and

JACOBS PINON PLAZA ENTERTAINMENT, INC., as “Purchaser”

Glossary of Defined Terms

“Accrued Interest” has the meaning ascribed to it in Section 4.1(c).

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such Person. For purposes of this definition, “control” means the direct or indirect ownership of more than fifty percent (50%) of the outstanding capital stock or other equity interests having ordinary voting power.

“Agreement” means this Asset Purchase Agreement, together with all Schedules, Exhibits, Appendices and other attachments hereto, and all amendments and supplements hereto and thereto.

“Asset Amount” means the value as of the Closing of the assets of the type historically accounted for in the categories listed in Exhibit I.  The values of the assets shall be calculated in the same manner and using the same policies and methods as the corresponding line items on any applicable prior date on which such values were calculated.

 “Assets” has the meaning ascribed to such term in Section 2.1.

“Assignment and Assumption Agreement(s)” means that certain Assignment and Assumption Agreement(s), the form of which is attached hereto as Exhibit H, to be executed by Seller and Purchaser and delivered at the Closing on the Closing Date providing for, among other matters, the assignment by Seller, and the assumption by Purchaser, of the Transferred Permits and the Assumed Contracts.

“Assumed Contract(s)” has the meaning ascribed to such term in Section 2.1(c).

“Assumed Liabilities” has the meaning ascribed to such term in Section 3.1.

“Benefit Plans” has the meaning ascribed to such term in Section 7.1(s)(i).

“Bill of Sale and Deed” means that certain Bill of Sale and Deed, the form of which is attached hereto as Exhibit D, to be executed by Seller and delivered at the Closing on the Closing Date providing for the sale, assignment, transfer and conveyance of the Assets from Seller to Purchaser, including all Personal Property and Real Property not including the Leased Land.

1

“Business” has the meaning ascribed to such term in Section 2.1(d).

“Business Day” means any day other than a Saturday, Sunday or other day upon which banks in the State of Nevada are authorized or required to be closed.

“Cash” has the meaning ascribed to such term in Section 2.1(g).

“Closing” means the proceedings pursuant to which the sale of the Purchased Assets is consummated.

“Closing Date” has the meaning ascribed to such term in Section 6.1.

“COBRA” has the meaning ascribed to such term in Section 8.6(e).

“Code” means the Internal Revenue Code of 1986, as amended, and as the same may be further amended from time to time, or any successor law, and the rules and regulations promulgated thereunder. Any reference to any specific provision of the Code also shall be deemed to refer to any successor provision thereto.

“Collective Bargaining Agreement” means any collective bargaining agreement with respect to the Business.

“Confidentiality and Non-Competition Agreements” mean the forms of such agreements attached as Exhibits K and L hereto.

“Computer Software” has the meaning ascribed to such term in Section 2.1(i).

“Contract” means any binding contract, agreement, arrangement, guaranty, letter of credit, bond, indemnity obligations, commitment, franchise, indenture, instrument, lease or license.

“Controlled Group” means Seller and the other organizations of a controlled group of organizations (within the meaning of Sections 414(b), (c), (m) or (o) of the Code) of which Seller is a member.

“Controlled Group Plans” means the Benefit Plans adopted by the Controlled Group that are applicable to the employees of the Business.

“Customer Front Money” has the meaning ascribed to such term in Section 6.4(g).

“Deposit” shall mean the sum of Five Hundred Thousand Dollars ($500,000) to be deposited by Purchaser into the Escrow Account upon execution of this Agreement, together with all interest earned thereon.

 “Disapproved Exceptions” has the meaning ascribed to such term in Section 5.1(a).

2

“Disclosure Schedule” means the Disclosure Schedule to this Agreement which sets forth certain information called for by this Agreement and certain exceptions to the representations and warranties made by the Seller in this Agreement.

“Dispute” has the meaning ascribed to such term in Section 16.1.

“Employee Pension Benefit Plans” has the meaning ascribed to such term in Section 7.1(s)(ii).

“Environmental Law(s)” means any federal, state or local law, statute, ordinance, rule or regulation or order pertaining to health or the protection of the environment, including, but not limited to: RCRA; the Clean Air Act, as now or hereafter amended (42 U.S.C. Section 7401 et. seq.); the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as now or hereafter amended (42 U.S.C. Section 9601 et. seq.); the Emergency Planning and Community Right-to-Know Act of 1986, as now or hereafter amended (42 U.S.C. Section 11001 et. seq.); the Federal Hazardous Substances Act, as now or hereafter amended (15 U.S.C. Section 1261 et. seq.); the Federal Insecticide, Fungicide, and Rodenticide Act, as now or hereafter amended (7 U.S.C. Section 136 et. seq.); the Federal Water Pollution Control Act, as now or hereafter amended (33 U.S.C.  Section 1251 et.  seq.); the Hazardous Materials Transportation Act, as now or hereafter amended (49 U.S.C. Section 1801 et. seq.); the Occupational Safety and Health Act of 1970, as now or hereafter amended (29 U.S.C. Section 651 et. seq.); (the Toxic Substances Control Act, as now or hereafter amended (15 U.S.C. Section 2601 et. seq.); Nev. Rev. Stat. chs. 444, 445A, 445B, 459, 477, 590 and 618, each as now or hereafter amended; the Uniform Fire Code, as now or hereafter adopted in Nevada; and the regulations, rules and orders promulgated under each of them.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“Escrow Agent” has the meaning ascribed to such term in Section 4.1.

“Estimated Liability Adjustment” has the meaning ascribed to such term in Section 4.4(a).

“Estimated Liability Difference” has the meaning ascribed to such term in Section 4.4(a).

“Excluded Assets” has the meaning ascribed to such term in Section 2.1.

“Final Liability Statement” means the determination of the Liability Adjustment that is final and binding on the Parties, either through agreement of the Parties or through the action of the Independent Accounting Firm in the manner set forth in Section 4.4(d).

“First Personal Property Inventory” has the meaning ascribed to such term in Section 7.1(f)(i).

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“GAAP” means generally accepted accounting principles in the United States of America, which shall include official interpretations thereof by the Financial Accounting Standards Board and its successors, consistently applied.

“Governmental Authority” means the federal government of the United States, the government of any state of the United States or any political subdivision thereof, and any Person exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any other governmental entity, instrumentality, agency, authority or commission.

“Hazardous Substances” means one or more of the chemicals, substances, materials, mixtures, compounds, hydrocarbons, pollutants and wastes classified or regulated under the Environmental Laws.

“Indemnification Claim” has the meaning ascribed to such term in Section 14.1(a).

“Indemnified Party(ies)” means an Indemnitee, its Affiliates, and their respective directors, officers, employees, agents and representatives.

“Indemnitee” means the Party seeking indemnification under ARTICLE XIII of the Agreement.

“Indemnitor” means the Party against whom indemnity is sought under ARTICLE XIII of the Agreement.

“Independent Accounting Firm” means (i) an independent certified public accounting firm in the United States of national or regional recognition mutually acceptable to Seller and Purchaser or (ii) if Seller and Purchaser are unable to agree upon such a firm within five (5) days, then each Party shall select one such firm and those two firms shall select a third firm, in which case “Independent Accounting Firm” shall mean such third firm.

“Initial Liability Statement” has the meaning ascribed to such term in Section 4.4(b).

“Intellectual Property Rights” has the meaning ascribed to such term in Section 2.1(e).

“Inventoried Vehicles” has the meaning ascribed to such term in Section 6.4(f).

“Inventory” means all inventories maintained in connection with the Business, including, but not limited to, liquor, food and beverage, linen, uniforms, utensils, chinaware, glassware, silverware and office supplies.

“Law(s)” means any law, statute, act, decree, ordinance, rule, writ, injunction, directive (to the extent having the force of law), order (unilateral or consensual), final nonappealable judgment directly applicable to the relevant Party, treaty, code or regulation (including any of the foregoing relating to health or safety matters), any Environmental Law or any interpretation of any of the foregoing, as enacted, issued or promulgated by any Governmental Authority,

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including all amendments, modifications, extensions, replacements or reenactments thereof or thereto.

“Lease Cancellation Agreement” has the meaning ascribed to it in the recitals hereto.

“Leased Land” has the meaning ascribed to such term in the recitals hereto but such term does not include the Real Property.

“Liability Adjustment” means, as of the Closing, an amount equal to the liabilities of the type historically accounted for in the categories listed in Exhibit I, calculated in the same manner and using the same policies and methods as the corresponding line items on any applicable prior date on which such values were calculated and set forth herein.

“Liability Difference” means the amount, if any, by which the liabilities of the type historically accounted for in the categories listed in Exhibit I exceeds the Minimum Asset Amount. In each case, the values of the assets and liabilities shall be calculated in the same manner and using the same policies and methods as the corresponding line items on any applicable prior date on which such values were calculated.

“Loss(es)” means any and all assessments, judgments, damages (including natural resource damage), penalties, interest, fines, investigations, liabilities (including strict liability), reasonable costs and expenses of investigation and defense of any claim.

 “Multi-Employer Plan” means a “multi-employer plan” as defined in Section 4001(a)(3) of ERISA.

“Negotiation Representative” has the meaning ascribed to such term in Section 16.1.

“Nevada Gaming Authorities” has the meaning ascribed to such term in Section 3.2(b).

“Nonrepresented Employee” means any employee of Seller employed in the Business who is not a Represented Employee.

“No Solicitation Period” has the meaning ascribed to such term in Section 8.2(a).

“Notice of Disagreement” has the meaning ascribed to such term in Section 4.4(c).

“Outside Date” means June 30, 2006 unless extended by Purchaser in accordance with Section 6.1(b).

“Party(ies)” has the meaning ascribed to such term in the preamble hereto.

“Payables” has the meaning ascribed to such term in Section 3.1(a).

“PBGC” has the meaning ascribed to such term in Section 7.1(s)(iii).

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“Permitted Exception” has the meaning ascribed to such term in Section 5.1(a).

“Person” means any individual natural person or any artificial person including any corporation, general or limited partnership, joint venture, association, unincorporated organization, trust, business trust, limited liability company or partnership, Governmental Authority or other entity.

“Personal Property” has the meaning ascribed to such term in Section 2.1(d).

“Purchaser” means Jacobs Pinon Plaza Entertainment, Inc., a Nevada corporation.

“Purchase Offer” has the meaning ascribed to such term in Section 8.2(a).

“Purchase Price” has the meaning ascribed to such term in Section 4.2.

“Purchase Price Notice” has the meaning ascribed to such term in Section 4.4(a).

“Purchaser’s Closing Deliverables” has the meaning ascribed to such term in Section 6.3.

“Purchaser’s Conditions Precedent” has the meaning ascribed to such term in ARTICLE IX.

“Purchaser’s Lease Agreement” means the lease and option agreement covering the Leased Land attached as Exhibit C.

“Purchaser’s Refinancing” shall mean the completion of Purchaser’s refinancing of its 11 7/8% Senior Secured Notes by the issuance of new notes, bonds, equity or a combination thereof.

“RCRA” means the Resource Conservation and Recovery Act of 1976, as now or hereafter amended, 42 U.S.C. Section 6901 et. seq., and the rules, regulations and orders promulgated thereunder.

“Real Property” has the meaning ascribed to such term in Section 2.1(b) but such term does not include the Leased Land.

“Represented Employee” means any employee of Seller who is represented by a union and employed in the Business.

“Required Consents” has the meaning ascribed to such term in Section 9.8.

“Resort” has the meaning ascribed to such term in the recitals.

“Retained Liabilities” has the meaning ascribed to such term in Section 3.2.

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“Second Personal Property Inventory” has the meaning ascribed to such term in Section 8.20.

“Seller” means Capital City Entertainment, Inc., a Nevada corporation.

“Seller Benefit Plans” has the meaning ascribed to such term in Section 7.1(s)(iii).

“Seller’s Closing Deliverables” has the meaning ascribed to such term in Section 6.2.

“Seller’s Conditions Precedent” has the meaning ascribed to such term in ARTICLE X.

“Tax(es)” means any tax, charge, impost, tariff, duty or fee of any kind charged, imposed or levied, directly or indirectly, by any Governmental Authority including any value-added tax, sales tax, stamp duty, import duty, withholding tax (whether on income, dividends, interest payments, fees, equipment rentals or otherwise), tax on foreign currency loans or foreign exchange transactions, excise tax, franchise tax, transfer tax, property tax, unemployment tax or social security tax including any interest, penalties or other additions thereon.

“Third Party Claim” has the meaning ascribed to such term in Section 14.2.

“Title Company” has the meaning ascribed to such term in Section 5.1(a).

“Trademark Assignment Agreements” means those certain Trademark Assignment Agreements, the form of which is attached hereto as Exhibit E, to be executed by Seller in favor of Purchaser and delivered at the Closing on the Closing Date.

“Transferred Employees” has the meaning ascribed to such term in Section 8.6(a).

“Transferred Permit(s)” has the meaning ascribed to such term in Section 2.1(j).

“Trust” means the Clark G. Russell and Jean M. Russell Trust.

“Unresolved Exceptions” has the meaning ascribed to such term in Section 5.1(b).

“VEBA” means a voluntary employee’s beneficiary association providing for the payment of life, sickness, accident or other benefits to employees or their dependents.

“WARN Act” means the Worker Adjustment and Retraining Notification Act, 29 U.S.C. Section 2101, et. seq. and as the same may be amended from time to time, or any successor law, and the rules and regulations promulgated thereunder.

“Warranties” has the meaning ascribed to such term in Section 2.1(h).

“Welfare Plan” has the meaning ascribed to such term in Section 7.1(s)(x).

“Withdrawal Liability” has the meaning ascribed to such term in Section 8.5.

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